   THIS DOCUMENT IS A COPY OF THE SCHEDULE 14A FILED ON SEPTEMBER 12, 1994
             PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )


Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                      NEW ENGLAND BUSINESS SERVICE, INC.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


                      NEW ENGLAND BUSINESS SERVICE, INC.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:

     * Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                       NEW ENGLAND BUSINESS SERVICE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 28, 1994

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of New England Business Service, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 500 Main Street, Groton, Massachusetts, on Friday, October 28, 1994 at 10:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters:

  1. To fix the number of directors and elect a Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To approve The NEBS 1994 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan;

  3. To approve the New England Business Service, Inc. Stock Compensation
     Plan;

  4. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 1995; and

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on August 31, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at this meeting. Accordingly, only stockholders of record at the close of business on that date are entitled to vote at the meeting or at any adjournment thereof.

  A copy of the Company's Annual Report to Stockholders for the fiscal year ended June 24, 1994, which contains financial statements and other information of interest to stockholders, accompanies this Notice and the accompanying Proxy Statement.

  The business matters enumerated above are discussed more fully in the accompanying Proxy Statement. Whether or not you plan to attend the meeting, you are urged to study the Proxy Statement carefully and then to fill out, sign and date the enclosed Proxy. To avoid unnecessary expense, please mail your Proxy promptly in the enclosed return envelope, which requires no postage if mailed in the United States.

                                          By order of the Board of Directors

                                          John F. Fairbanks
                                          Secretary

September 9, 1994

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE.

                       NEW ENGLAND BUSINESS SERVICE, INC.

                                500 MAIN STREET
                          GROTON, MASSACHUSETTS 01471

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 28, 1994

  The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of New England Business Service, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held on Friday, October 28, 1994 and at any adjournment thereof (the "Meeting").

  It is expected that copies of the Notice of Meeting, this Proxy Statement and the enclosed form of Proxy will be mailed approximately September 9, 1994 to each stockholder entitled to vote at the Meeting. The Company's Annual Report to Stockholders for the fiscal year ended June 24, 1994 accompanies this Proxy Statement.

                               VOTING SECURITIES

  Only the record holders of shares of Common Stock ($1.00 par value) of the Company ("Common Stock") at the close of business on August 31, 1994 may vote at the Meeting. Each share of Common Stock is entitled to one vote on the matters to be voted upon at the Meeting.

  On August 31, 1994, there were 15,475,550 shares of Common Stock issued and outstanding. On that date, the following persons were known by the Company to own beneficially more than 5% of the Company's outstanding shares of Common
Stock:

              NAME AND ADDRESS OF                   AMOUNT AND NATURE
                BENEFICIAL OWNER                 OF BENEFICIAL OWNERSHIP PERCENT
              -------------------                ----------------------- -------
Jay R. Rhoads, Jr. .............................      1,765,200(1)        11.23
 New England Business Service, Inc.
 500 Main Street
 Groton, MA 01471
Richard H. Rhoads...............................      1,160,073(2)         7.38
 New England Business Service, Inc.
 500 Main Street
 Groton, MA 01471
Fidelity Management and Research Corporation....      2,004,500(3)        12.75
 82 Devonshire Street
 Boston, MA 02110
Systematic Financial Management, Inc............      1,891,954(4)        12.03
 Two Executive Drive
 Fort Lee, NJ 07024

- --------
(1) Sole voting and investment power with respect to 1,519,432 shares; shared voting and investment power with respect to 245,768 shares. Excludes 618,085 shares held by members of Mr. Rhoads' family but not beneficially owned by Mr. Rhoads.
(2) Sole voting and investment power with respect to 986,987 shares; sole voting power only with respect to 2,562 shares; shared voting and investment power with respect to 170,524 shares. Includes 60,000 shares issuable within 60 days upon exercise of options.
(3) Sole investment power with respect to 2,004,500 shares and sole voting power with respect to 1,992,600 shares.
(4) Shared voting and investment power with respect to 136,880 shares and sole investment power with respect to 1,755,074 shares.

  On August 31, 1994, the directors, the Chief Executive Officer, the former Chief Executive Officer, the other three executive officers of the Company and one additional individual who would be within the latter group but for the fact that he was not serving as an executive officer at the end of the 1994 fiscal year beneficially owned the number of shares of Common Stock shown below:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

    NAME OF DIRECTOR      SOLE VOTING AND     SHARED VOTING
  OR EXECUTIVE OFFICER    INVESTMENT POWER AND INVESTMENT POWER   TOTAL      PERCENT
  --------------------    ---------------- -------------------- ---------    -------
Jay R. Rhoads, Jr.......     1,519,432           245,768(1)     1,765,200     11.23
Richard H. Rhoads.......       986,987(8)        173,086(2)(7)  1,160,073      7.38
William C. Lowe.........        75,000(8)          1,000(3)        76,000       *
Peter A. Brooke.........        15,624            12,468(4)        28,092       *
Benjamin H. Lacy........        15,000                             15,000       *
Frank L. Randall, Jr....         3,000                              3,000       *
Robert J. Murray........         1,000                              1,000       *
Robert Ripp.............         1,000                              1,000       *
Bartley H. Calder.......             0               724(5)           724       *
Russell V. Corsini, Jr..        74,509(8)          2,069(6)(7)     76,578       *
Christopher H. Corbett..        63,585(8)          1,571(7)        65,156       *
Robert S. Brown, Jr. ...        44,420(8)          1,208(7)        45,628       *
All Directors and
 Executive Officers
 as a Group (11
 persons)...............                                        3,172,295(9)  20.18

- --------
* Less than one percent
(1) Including 160,000 shares owned by a charitable foundation of which Mr. Rhoads and his wife are directors and 85,768 shares owned by Mr. Rhoads' wife, as to all of which Mr. Rhoads disclaims beneficial ownership.
(2) Including 66,000 shares owned by Mr. Rhoads' wife individually and 104,524 shares owned by his wife and a co-trustee of a trust for the benefit of Mr. Rhoads' children, as to all of which shares Mr. Rhoads disclaims beneficial ownership.
(3) Shares owned by Mr. Lowe's wife, as to all of which shares Mr. Lowe disclaims beneficial ownership.
(4) Shares owned by Mr. Brooke's wife, as to all of which shares Mr. Brooke disclaims beneficial ownership.
(5) Shares owned by Mr. Calder's wife, as to all of which shares Mr. Calder disclaims beneficial ownership.
(6) Including 40 shares owned by Mr. Corsini's children, as to all of which shares Mr. Corsini disclaims beneficial ownership.
(7) Shares owned by the following persons and held in an account by the trustee of The 401(k) Plan for Employees of New England Business Service, Inc.; Mr. Rhoads, 2,562 shares, Mr. Corsini, 2,029 shares, Mr. Corbett, 1,571 shares, and Mr. Brown, 1,208 shares.
(8) Includes shares which may be acquired within 60 days through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Rhoads, 60,000; Mr. Lowe, 71,000; Mr. Corsini, 72,897; Mr. Corbett, 62,269; and Mr. Brown, 42,594.
(9) Including 430,524 shares owned by trusts or custodians for the benefit of children of officers and directors, by spouses or dependent children of officers and directors and by the charitable foundation referred to in note
    (1) above, as to all of which shares the officers and directors disclaim beneficial ownership, 246,491 shares which officers owning currently-exercisable options may aquire pursuant to the NEBS Key Employee Stock Option and Stock Appreciation Rights Plans of individual option grants and 5,799 shares held for the accounts of officers by the trustee of The 401(k) Plan for Employees of New England Business Service, Inc.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The Company's By-Laws provide for a Board of Directors of not fewer than three nor more than nine directors. The persons named as proxies in the accompanying form of Proxy intend (unless authority to vote therefor is specifically withheld) to vote to fix the number of directors for the ensuing year at eight and to vote for the election of the eight persons named below, being the nominees of the present Board, as directors to hold office until the next Annual Meeting and until their respective successors are elected and qualified. All of the nominees were re-elected to their position at the 1993 Annual Meeting. If any of the nominees becomes unavailable to serve as a director, the persons named as proxies have discretionary authority to vote for a substitute. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

NOMINEES FOR ELECTION AS DIRECTORS

  Information regarding each nominee is presented below.

  Richard H. Rhoads, age 64, joined the Company in 1965 and has been a director since 1970. From 1975 to 1991, he was Chief Executive Officer. His principal occupation since 1988 has been his position as Chairman of the Board. Since January, 1980, he has served as a member and Chairman of the Executive Committee of the Board. Mr. Rhoads is the brother of Jay R. Rhoads, Jr.

  Peter A. Brooke, age 65, has been a director of the Company since 1989. He also served in that capacity from 1970 to 1983. His principal occupation for more than five years has been his position as Chairman and Chief Executive Officer of Advent International Corporation, an international venture capital management firm. Mr. Brooke is a director of Unitrode Corporation and Wang Laboratories Co., Inc.

  Benjamin H. Lacy, age 68, has been a director of the Company since 1970. Since 1980, he has served as a member of the Executive Committee. His principal occupation since November 1, 1990 has been of counsel to the law firm of Hill & Barlow, a Professional Corporation, which has served as general counsel to the Company since 1973. Mr. Lacy was a partner of Hill & Barlow, a partnership, for more than five years prior to November 1, 1990.

  William C. Lowe, age 53, has been a director of the Company since 1988, and President and Chief Executive Officer since January, 1994. His principal occupation from June, 1991 until January, 1994 was Chairman and CEO of Gulfstream Aerospace Corporation. From December, 1988 to May, 1991 he was Executive Vice President of Xerox Corporation. Prior to joining that company, Mr. Lowe was a Vice President of IBM Corporation and President of its Entry Systems Division from 1985 to 1988.

  Robert J. Murray, age 53, has been a director of the Company since 1991. Mr. Murray has, since January 1, 1991, been Executive Vice President, Gillette North Atlantic Group of The Gillette Company. During 1990, he served as Vice President, Chairman's Office of Gillette and from 1985 to 1989 as Chairman of the Board of Management of Braun AG, one of Gillette's German subsidiaries. Mr. Murray is a director of Fleet Bank of Massachusetts and LoJack Corporation.

  Frank L. Randall, Jr., age 76, has been a director of the Company since 1980. His principal occupation for more than five years prior to his retirement in November, 1982 was his position as Vice Chairman of North American Philips Corporation. Mr. Randall is a director of B. I. Incorporated.

  Jay R. Rhoads, Jr., age 69, has been a director of the Company since its incorporation in 1955. He served as President from 1965 to 1971 and as Chief Executive Officer from 1965 to 1975 and as Chairman of the Board from 1971 to 1987. Mr. Rhoads is the brother of Richard H. Rhoads.

  Robert Ripp, age 52, was elected a director of the Company in 1992. Mr. Ripp has, since August, 1994, been Corporate Vice President-Finance of AMP Incorporated. Mr. Ripp was, from 1989 until 1993, Treasurer of IBM Corporation. In December, 1991, he was elected a Vice President of IBM. Mr. Ripp is a director of ACE Limited.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has standing audit, organization and compensation, stock option, nominating and executive committees of the Board of Directors .

  The Audit Committee consists of Messrs. Brooke (Chairman), Murray and Lacy. The Committee met twice during the last fiscal year. The committee reviewed the matters raised in the management letter which was submitted to the Company by its independent public accounting firm, Deloitte & Touche LLP, and discussed the management letter with representatives of Deloitte & Touche LLP. The Audit Committee also recommended to the Board of Directors the selection of Deloitte & Touche LLP to serve as the Company's auditors for the year ending June 30, 1995.

  The Organization and Compensation Committee consists of Messrs. Lacy (Chairman), Brooke and Murray. The Committee met twice in fiscal year 1994 to discuss the executive organization of the Company and to interview candidates for the position of President and Chief Executive Officer of the Company and once shortly after the end of the fiscal year to review the annual evaluation of the Company's officers, fix their base salaries for fiscal year 1995 and approve the 1995 Executive Bonus Plan.

  The Stock Option Committee, consisting of Messrs. Lacy (Chairman), Brooke and Murray met twice in fiscal year 1994 to grant stock options to eligible employees of the Company pursuant to The NEBS 1990 Key Employee Stock Option and Stock Appreciation Rights Plan.

  The Nominating Committee, consisting of Messrs. Randall (Chairman), Ripp and, until January 27, 1994, Lowe, and thereafter Jay R. Rhoads, Jr., did not have any meetings during fiscal year 1994. The function of the Nominating Committee is to recommend to the Board of Directors persons to be nominated for election as directors by the stockholders at the Annual Meeting of Stockholders or by the Board of Directors to fill vacancies.

  The Executive Committee, consisting of Messrs. Richard H. Rhoads (Chairman), Lacy, and, until November 30, 1993, Mr. Calder, and, after January 27, 1994, Mr. Lowe, met or acted by unanimous consent six times in fiscal year 1994.

  The Board of Directors met eight times during fiscal year 1994. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.

CERTAIN BUSINESS RELATIONSHIPS--COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company's general counsel is Hill & Barlow, a Professional Corporation, of Boston, Massachusetts, of which Benjamin H. Lacy, a director and chairman of the Organization and Compensation Committee, is of counsel.

CERTAIN TRANSACTIONS

  As required by Securities and Exchange Commission ("SEC") Rules under Section 16(a) of the Securities Exchange Act of 1934, the Company reports that a Form 5 with respect to a charitable gift of 1,000 shares of the Company's Common Stock by Peter Brooke during the Company's 1993 fiscal year was filed late.

                     COMPENSATION OF OFFICERS AND DIRECTORS

  The following table sets forth all compensation paid by the Company through August 31, 1994 to the Chief Executive Officer, the former Chief Executive Officer, each of the other three executive officers of the Company and one additional individual who would be within the latter group but for the fact that he was not serving as an executive officer at the end of the 1994 fiscal year (the "Named Executive Officers") in all capacities during the fiscal year ended June 24, 1994.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                               -------------------                -------------------------------
                                                      OTHER
        NAME AND                                      ANNUAL                        ALL OTHER
   PRINCIPAL POSITION     YEAR  SALARY     BONUS   COMPENSATION   NO. OF OPTIONS COMPENSATION (1)
   ------------------     ---- --------- --------- ------------   -------------- ----------------
Richard H. Rhoads.......  1994 $ 250,000 $       0  $       0              0         $  4,500
 Chairman                 1993   250,000         0          0              0            4,400
                          1992   250,000         0          0              0            4,200

William C. Lowe.........  1994   187,500   212,500    110,500(2)     300,000                0
 President, CEO           1993         0         0          0              0                0
 (1/94 to present)        1992         0         0          0              0                0

Bartley H. Calder.......  1994   290,000    81,300          0         20,088          458,700(3)
 President, CEO           1993   280,000   130,500          0         41,762            4,400
 (6/93 to 12/93)          1992   260,000         0          0         14,481            4,200

Russell V. Corsini, Jr..  1994   193,000    72,100          0         10,938            4,500
 Vice President,          1993   186,000    57,800          0         22,698                0
 Chief Financial Officer  1992   175,000         0          0          7,974            2,500

Christopher H. Corbett..  1994   193,000    72,100          0         10,938            4,500
 Vice President,          1993   186,000    57,800          0         22,698            4,400
 Information Systems      1992   166,000         0          0          7,564            4,200

Robert S. Brown, Jr.....  1994   170,000    64,000          0          9,634            4,500
 Vice President--         1993   157,000    48,800          0         19,158            4,400
 General Manager,         1992   132,000         0          0          4,678            3,400
 Subsidiaries

- --------
(1) The amounts reported in this column for 1994 include the dollar value of Company contributions to the account of the named executive officers pursuant to the terms of The 401(k) Plan for Employees of New England Business Service, Inc.

(2) Other Annual Compensation for Mr. Lowe consists entirely of relocation expenses paid by the Company in excess of those available generally to all salaried employees under the Company's Relocation Policy. Of this amount $31,250 represents one month's salary paid to Mr. Lowe to cover out-of-pocket relocation expenses not otherwise covered by the said Policy and $56,100 represents that portion of a $148,000 fee paid by the Company to a relocation services firm in connection with the sale to it of Mr. Lowe's former residence which exceeds the sum of the customary brokerage fee, attorneys' fees, transfer taxes and other reasonable fees associated with such sale, all of which are paid generally by the Company for all relocating salaried employees under the said Policy.

(3) Includes $454,300, representing an accrual of the maximum possible compensation and outplacement assistance expenses payable to or for Mr. Calder following his resignation under the terms of his termination agreement, and $4,400 for the dollar value of Company contributions to Mr. Calder's account pursuant to The 401(k) Plan for Employees of New England Business Service, Inc.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                        % OF TOTAL                        ANNUAL RATES OF STOCK
                                         OPTIONS                              APPRECIATION
                          NUMBER OF      GRANTED     EXERCISE                FOR OPTION TERM
                           SHARES      TO EMPLOYEES  PRICE PER EXPIRATION ---------------------
       NAME                GRANTED    IN FISCAL YEAR   SHARE      DATE        5%        10%
       ----               ---------   -------------- --------- ---------- ---------- ----------
William C. Lowe.........   300,000(1)     58.59%      $16.25    11/12/03  $3,066,000 $7,770,000
Bartley H. Calder.......    20,088         3.92        15.88    12/31/93           0          0
Russell V. Corsini, Jr..    10,938         2.14        15.88     7/23/03     109,300    276,800
Christopher H. Corbett..    10,938         2.14        15.88     7/23/03     109,300    276,800
Robert S. Brown, Jr.....     9,634         1.88        15.88     7/23/03      96,200    243,800

- --------
(1) Mr. Lowe's stock options were awarded pursuant to the terms of his employment by the Company. They vest annually in four 75,000 share increments beginning on January 3, 1994 and ending on January 3, 1997, except that all of such options will vest immediately in case of a change in control of the Company.

  This presentation is intended to disclose the potential value which would accrue to the option holder if the option were exercised the day before it would expire and if the per share value had appreciated at the compounded annual rate indicated above each column. The application of an absolute mathematical formula results in a higher potential realizable value for options granted at a time when the market value is relatively high. The assumed rates of appreciation of 5% and 10% are prescribed by Securities and Exchange Commission rules on disclosure of executive compensation. The Company does not advocate or necessarily agree that these rates are indicative of future growth in the market price of the Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                                          END             AT FISCAL YEAR-END (1)
                                               ------------------------- -------------------------
                           NUMBER OF
                            SHARES
                           ACQUIRED    VALUE
                          AT EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                          ----------- -------- ----------- ------------- ----------- -------------
Richard H. Rhoads.......         0    $      0   60,000             0     $ 90,000     $      0
William C. Lowe.........     4,000      18,000   71,000       225,000      213,000      675,000
Bartley H. Calder.......    51,762     156,400        0             0            0            0
Russell V. Corsini, Jr..     8,448      44,000   61,477        17,717      142,000       67,400
Christopher H. Corbett..     3,896      19,300   50,849        17,717      114,200       67,400
Robert S. Brown, Jr.....         0           0   34,132        16,413       87,500       63,000

- --------
(1) In-the-Money options are options having an exercise price not exceeding current market value.

PENSION PLAN AND TRUST AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  Along with other employees of the Company, the Named Executive Officers participate in the Company's Pension Plan and Trust which is a defined benefit plan that meets regulatory requirements (the "Pension Plan"). The Named Executive Officers also participate in the Company's Supplemental Executive Retirement Plan (the "Supplemental Plan"). Benefits under the Pension Plan, payable upon normal retirement at age 65 as a life annuity or an actuarial equivalent thereof, are based upon age, length of service and an average of the participant's five highest consecutive years of compensation out of the ten years immediately preceding the normal retirement date or other date of termination of employment. The Supplemental Plan provides for making payments concurrently with payments made under the Pension Plan in amounts equal to the difference between the amount received by an executive (or his contingent beneficiary) under the Pension Plan and the amount which would be receivable in accordance with the Pension Plan's formula (as illustrated by the following Retirement Benefit Table) if the annual earnings taken into account in determining the amount payable to any Participant as a pension under the Pension Plan were not subject to the maximum dollar limitations under the Pension Plan.

                            RETIREMENT BENEFIT TABLE

                                                           YEARS OF SERVICE
       AVERAGE                                         -------------------------
   ANNUAL EARNINGS                                        15       20       25
   ---------------                                     ------- -------- --------
      $ 25,000........................................ $ 5,000 $  7,000 $  8,000
        50,000........................................  10,000   14,000   17,000
       100,000........................................  25,000   34,000   42,000
       150,000........................................  40,000   54,000   67,000
       200,000........................................  55,000   74,000   92,000
       250,000........................................  70,000   94,000  117,000
       300,000 and over...............................  85,000  114,000  142,000

COMPENSATION OF DIRECTORS

  Directors of the Company generally receive as compensation for all services as directors $12,000 per year plus $1,000 for each Board meeting and each meeting (not held on the same day as a Board meeting) of any Committee of the Board which they attend.

  Directors of the Company will be granted stock options pursuant to The NEBS 1994 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan, if approved by the Stockholders, in an initial grant of options for 3,000 shares for each director elected at the 1994 Annual Meeting of Stockholders, with an exercise price determined by the market value of the Company's Common Stock on the tenth day following such Annual Meeting, and 1,000 shares per year upon each subsequent election, under similar terms, except that any newly elected director will be granted an option to acquire 3,000 shares in the initial year of service and 1,000 shares for each year of re-election thereafter. Richard H. Rhoads and William C. Lowe receive no compensation for their services as directors.

  The Company has established The NEBS Deferred Compensation Plan for Outside Directors, pursuant to which any director who is not an employee of the Company may elect to defer until after his or her retirement as a director or after his or her 70th birthday any or all of the compensation payable by the Company for all services as a director. They may elect to be paid in a lump sum on the first day of the first fiscal year beginning after such date or in quarterly installments over a period of not to exceed ten years. Interest is credited to each director's account quarterly at the so-called "base rate" of interest of The First National Bank of Boston on the last preceding June 30th and December 31st. No such elections are presently in effect.

                    REPORT OF ORGANIZATION AND COMPENSATION
                      COMMITTEE AND STOCK OPTION COMMITTEE

POLICIES

  In providing for the compensation of the Named Executive Officers, it is the policy of the Organization and Compensation Committee (the "Committee") to recommend base salaries for each of them within salary ranges, the midpoints of which are in general at about the 60th percentile of the base salaries of officers in similar positions in a representative group of non-durable goods manufacturing companies of comparable size, as determined by a nationally recognized compensation and benefits consultant. In addition, annual bonuses are provided for, the payment and the amount of which will depend upon the Company's degree of attainment of pre-established sales and earnings targets and, commencing in fiscal year 1995, in some instances, upon the attainment of pre-established individual objectives. Long-range compensation is tied directly to the increase in value of the Company's Common Stock and, hence, takes the form of the award of stock options, with option prices equal to 100% of current market value, in amounts reflecting the level of responsibility of the grantees for the Company's long-range success.

  In determining its executive compensation policies from year to year, the Company expects to take appropriate measures to prevent the employee remuneration paid by it from being rendered non-deductible by operation of the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended. Such measures may include (i) limiting the amount of non-performance-based compensation paid to any employee, and (ii) complying with the statutory requirements for exempting performance-based compensation from non-deductibility by obtaining stockholder approval of qualified performance-based compensation plans.

IMPLEMENTATION

  1. Salaries. The individual salaries of the Named Executive Officers other than William C. Lowe for fiscal year 1994 were recommended by the Committee and approved by the Board at the beginning of the year. Mr. Lowe's salary was similarly recommended and approved in November, 1993, in connection with his employment as the Company's new President and Chief Executive Officer. The salary ranges established for each of the Named Executive Officers other than Mr. Rhoads were based upon data compiled by a nationally recognized compensation and benefits consultant concerning the base salaries paid to comparable officers of like-sized non-durable goods manufacturers. The Committee believes that the compensation paid to officers within this broad group of manufacturers is more representative of the competition the Company must meet in hiring and retaining its executives than the small group of companies, mostly of substantially larger size than the Company, forming the peer group with which the Company's results are compared in the graph on page 10 below. Within these ranges, the actual salaries fixed for the officers were recommended by the Committee after consideration of individual performance review reports prepared by the Chairman of the Board with respect to Bartley C. Calder, who served as President and Chief Executive Officer until December 31, 1993 and by Mr. Calder with respect to the other Named Executive Officers other than Mr. Rhoads and Mr. Lowe. The Committee also discussed with Mr. Calder the performance of the Company during fiscal year 1993 and the contribution of the individual Named Executive Officers other than Mr. Lowe to that performance. Richard H. Rhoads, Chairman of the Board, who retired as Chief Executive Officer in July, 1991, but continued during fiscal year 1994 to devote a major part of his time to the business of the Company, received a fixed salary of $250,000 (and no bonuses or stock options).

  2. Annual Bonuses. At the beginning of fiscal year 1994, all of the Named Executive Officers other than Mr. Rhoads and Mr. Lowe were designated as participants in the Company's 1994 Executive Bonus Plan (the "Bonus Plan") and target bonuses of 60% of base salary for the Chief Executive Officer and 40% of base salary for the other Named Executive Officers were established. In accordance with the Bonus Plan, after the close of fiscal year 1994 cash bonuses were paid, the amounts of which were based entirely on the Company's performance for the year versus budgeted net sales and earnings per share. On this basis, each of the Named Executive Officers other than Mr. Rhoads, Mr. Calder and Mr. Lowe received a bonus equal to

93.4% of his target bonus. In accordance with the terms of his employment, Mr. Lowe received an annual bonus equal to 30% of his annual salary rate of $375,000. In connection with his separation from the Company, Mr. Calder received an annual bonus equal to one half of the bonus which he would have received had he served as President and Chief Executive Officer for the entire year.

  3. Stock Options. At the beginning of fiscal year 1994, the Stock Option Committee (the membership of which was the same as that of the Committee) authorized the granting of a stock option to Mr. Calder covering shares with a market value on the date of the grant equal to 110% of his 1994 base salary. The options granted to the other Named Executive Officers other than Mr. Rhoads and Mr. Lowe were for shares with a market value of 90% of their respective 1994 base salaries. These awards represented a 50% decrease (in percentage of base salary) from the awards made to such Named Executive Officers in the prior fiscal year and were recommended by management and found by the Committee to be appropriate in view of the Company's performance during fiscal year 1993. In accordance with the terms of the NEBS 1990 Key Employee Stock Option and Stock Appreciation Rights Plan, Mr. Calder's options lapsed upon the termination of his employment. Mr. Lowe received a stock option to purchase 300,000 shares for $16.25 per share (their then market value) on November 12, 1993 in accordance with the terms of his employment by the Company.

  4. Mr. Calder's Compensation. The process by which the compensation of Bartley H. Calder as President and Chief Executive Officer of the Company was arrived at in fiscal year 1994 was as stated above and differed in no material way from that employed with respect to the other Named Executive Officers (other than Mr. Rhoads and Mr. Lowe). Mr. Calder was given no fringe benefits other than those available to all officers of the Company. Upon the termination of his employment on December 31, 1993, the Company, in recognition of his long and valuable service and in consideration of certain covenants given by him to the Company, agreed to continue Mr. Calder's salary for a period of 12 months and thereafter for up to an additional 12 months or until he becomes employed, whichever event occurs earlier.

  5. Mr. Lowe's Compensation. In connection with his employment as President and Chief Executive Officer in November, 1993, in addition to the base salary, bonus and stock option benefits discussed above, the Company agreed to pay Mr. Lowe a one-time signing bonus of $100,000 and to pay certain relocation expenses on his behalf in addition to those customarily paid on behalf of all salaried employees. See the Summary Compensation Table, including footnote 2 thereto, on page 5 above. The Committee is of the opinion that Mr. Lowe's compensation was reasonable and appropriate in the context of his prior employment as a Vice President of IBM, an Executive Vice President of Xerox, and as Chairman and CEO of Gulfstream Aerospace, the compensation earned by him in those positions, and the desirability of obtaining the services of a person of his stature and ability as the President and Chief Executive Officer of the Company.

                                         ORGANIZATION AND COMPENSATION COMMITTEE

                                         Peter A. Brooke
                                         Benjamin H. Lacy
                                         Robert J. Murray

                               PERFORMANCE GRAPH

  The following chart compares the value of $100 invested in NEBS Common Stock from June 30, 1989 through June 24, 1994 with a similar investment in the NASDAQ Composite and with a peer group consisting of the eight publicly held companies listed below which are in the same industry as the Company.



                    Data Points for NEBS Performance Graph

- --------------------------------------------------------------------------------
                   1989       1990       1991       1992       1993       1994
- --------------------------------------------------------------------------------
      NEBS          100      83.16      98.93      93.52      98.02     120.06
     NASDAQ         100     107.84     114.21     137.08     172.34     173.02
   Peer Group       100      98.94      92.92      83.57      97.11     108.25
- --------------------------------------------------------------------------------


PEER GROUP COMPANIES:

American Business           Moore Corporation, Ltd.  The Standard Register
Products, Inc.              Paris Business Forms,    Company
Duplex Products, Inc.       Inc.                     Wallace Computer
Ennis Business Forms,       The Reynolds & Reynolds  Services, Inc.
Inc.                         Company

                                  PROPOSAL TWO

              APPROVAL OF THE NEBS 1994 KEY EMPLOYEE AND ELIGIBLE
            DIRECTOR STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

INTRODUCTION

  On July 22, 1994 the Board of Directors voted to adopt The NEBS 1994 Key Employee and Eligible Director Stock Option and Stock Appreciation Rights Plan (the "1994 Plan"), subject to ratification by the Stockholders. The 1994 Plan must be ratified and approved by a majority of the Company's outstanding and voting stock represented and voting at a meeting at which a quorum is present, and no option granted under the 1994 Plan will become exercisable until it is so approved. The persons named as proxies in the accompanying form of Proxy intend (unless the authority to vote therefor is specifically withheld) to vote to approve the 1994 Plan.

  The purpose of the 1994 Plan is to provide a means whereby the Company, by granting options to purchase shares of its Common Stock, par value $1.00 per share (the "Stock") and stock appreciation rights ("SARs") in connection with such options, can attract and retain persons of ability as key employees and directors for the Company and its subsidiaries. It is also the purpose of the 1994 Plan to provide key employees with a performance incentive and to encourage stock ownership in the Company.

  In 1990, the Company adopted a stock option and stock appreciation rights plan (the "1990 Plan") similar in many respects to the 1994 Plan. The total number of shares available under the 1990 Plan was 1,000,000 shares. As of August 31, 1994 options had been granted for 1,011,731 shares, of which options for 99,211 shares had been canceled or had expired and options for 87,135 shares had been exercised, leaving only a total of 87,480 shares available for option grants under the 1990 Plan. The Company believes that additional option shares must be made available to give the Company reasonable flexibility in providing appropriate incentives to its employees. Upon stockholder approval, 1,200,000 shares will be available under the 1994 Plan.

SUMMARY OF THE 1994 PLAN

  The 1994 Plan is to be administered and interpreted by a committee (the "Committee") appointed by the Board of Directors, consisting of not less than two members of the Board of Directors, none of whom while serving as such may be, or during the year prior to such service may have been, eligible for selection as a person to whom a stock option or SAR (other than non-discretionary grants to directors of 3,000 shares in the first year of service--fiscal year 1995 for directors first elected prior to adoption of the 1994 Plan--and 1,000 shares per year thereafter) may be granted pursuant to the 1994 Plan or any other plan of the Company or any of its affiliates. The Committee will determine the employees to whom discretionary options will be granted, the number of shares as to which options will be granted to each employee, whether or not any options will contain SARs and the expiration date and other terms and conditions of each option agreement.

  The total number of shares as to which options may be granted under the 1994 Plan shall not exceed 1,200,000 subject to adjustment to reflect stock splits or combinations, stock dividends or reclassifications, or other actions or a similar nature. The 1994 Plan provides for the granting of Incentive Stock Options ("ISOs"), within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), and Non-Incentive Stock Options ("NISOs"), as determined by the Committee in its sole discretion.

ELIGIBILITY

  All employees and directors of the Company, or of any company of which a majority of the voting stock is owned by the Company, are eligible to participate in the 1994 Plan, except that no employee or director will be granted an ISO if, immediately after the grant, such employee or director would own stock, and/or hold outstanding options to purchase stock, which represent ten percent (10%) or more of the total of all shares of the Stock then outstanding plus all shares of the Stock which are then the subject of outstanding stock options, issued under the 1994 Plan or otherwise. Officers of the Company who are full-time employees of the Company and otherwise meet the foregoing terms of eligibility and Directors (to the limited extent described above) will be eligible to participate in the 1994 Plan.

  Because participants in the 1994 Plan and the number of shares for which options may be granted are to be determined by the Committee, in its sole discretion, it is impossible to state the names of the employees who are to receive options or the number of shares as to which options may be granted to any specific employee. Directors of the Company will receive as part of their compensation for service as directors non-discretionary option grants for 3,000 shares in their first year of service (commencing in 1994 for directors first elected prior to adoption of the 1994 Plan) and 1,000 shares in each year of service as a director thereafter.

  The option price per share will be the fair market value of a share of the Stock on the day the option is granted, as determined (a) by the closing sales price per share of the Stock as last reported on the NASDAQ National Market System prior to the date on which such option is granted, or (b) in certain circumstances by a principal market maker for the Stock designated by the Committee. The last price of the Stock, as reported on the NASDAQ National Market System for August 31,1994 was $18.00.

  Employees and directors who exercise options to purchase securities under the 1994 Plan will pay cash in the full amount of the option price at the time of exercise and/or shall deliver other shares of Common Stock of a fair market value equal to the exercise price of the optioned shares to be purchased.

  Any option agreement may provide, if the Committee so determines, that the option holder shall have the right, at any time while the option is exercisable, to surrender the option in whole or in part, to the extent then exercisable, for an appreciation distribution by the Company in an amount equal to the difference between the fair market value, on the date of the option surrender, of the shares of Stock subject to the surrendered option (or the surrendered portion thereof) and the option price for such shares. Any such appreciation distribution will be made in the form of shares of Stock, unless the Committee, in its sole discretion, decides to discharge the Company's obligation in whole or in part by the payment of cash.

  No option or SAR will be assignable or transferable except by will or by the laws of descent and distribution. If an optionee ceases to be an employee of the Company or subsidiary other than by reason of retirement or death, any option held by such employee will expire upon the cessation of his or her employment. If an employee retires, or a non-employee Director ceases to serve as such, while holding an unexpired option, such option will be exercisable during the remainder of the term thereof or during the three months following such retirement or cessation, whichever period is shorter. Unexpired options may be exercised by the personal representative of a deceased employee or deceased retired employee or deceased non-employee Director or former Director during the remainder of the term thereof or during the 12 months following the date of such person's death, whichever period is shorter.

  If the Company combines or splits the Stock or declares thereon any dividend payable in shares of Stock, or reclassifies or takes any other action of a similar nature affecting the Stock, then the number and class of shares of Stock as to which options may thereafter be granted (in the aggregate and to any participant) shall be adjusted accordingly, and, in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter by purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Board, upon recommendation of the Committee, to be necessary to maintain unimpaired the rights of the holder of such option.

  Upon a change in control of the Company, all outstanding unvested options granted under the 1994 Plan will become immediately exercisable.

  The Board of Directors may alter, amend, or suspend the 1994 Plan and may alter and amend all option agreements granted thereunder, except that without approval of the stockholders, the Board of Directors may not increase or decrease the number of shares of Stock which may be reserved for issuance under the 1994 Plan, fix the option price at less than the fair market value of the Stock on the date an option is granted or extend the period during which an option may be exercised. No amendment may adversely affect the rights of an option holder without such option holder's consent.

  The 1994 Plan will terminate on July 22, 2004. The expiration date of each option agreement will be no later than ten (10) years from the date it is granted.

FEDERAL INCOME TAX CONSIDERATIONS

  It is intended that ISOs granted under the 1994 Plan shall be "incentive stock options" within the meaning of Section 422A of the Code and terms of the 1994 Plan and the options granted thereunder are to be construed accordingly.

  Persons receiving ISOs granted under the 1994 Plan generally will not realize compensation income for regular federal income tax purposes on the date the ISO is granted or on the date the option is exercised. Such persons will, however, generally realize an item of tax preference income for purposes of the federal alternative minimum tax to the extent that the fair market value of the shares purchased upon exercise of the ISO exceeds the option price for the share (the "spread amount"). For purposes of the alternative minimum tax only, the amount of the item of tax preference described above will be added to the option price in determining basis in the stock and thus gain or loss on the sale of shares acquired under such ISOs. A credit for any net alternative minimum tax paid by an ISO holder on exercise may be available to offset such person's regular income tax in subsequent years, including any tax on the capital gain described in the following sentence. Generally, such persons are also expected to realize capital gain for federal income tax purposes on the date they sell the shares acquired upon the exercise of ISOs in an amount equal to the excess of the amount received from the sale of such shares over the amount paid for such shares.

  If an ISO holder disposes of shares acquired upon exercise of the ISO within two years from the date of the ISO grant or within one year from the date of exercise of the ISO, such disposition will disqualify the shares from incentive stock option treatment under the Internal Revenue Code (and is therefore referred to as a "disqualifying disposition"). Such person would then have compensation income for federal income tax purposes in the year of such disqualifying disposition, generally in the amount (if any) by which the lesser of the fair market value of the shares on the date of the ISO exercise or the price at which the shares are disposed of exceeds the ISO exercise price and capital gain in the amount (if any) by which the sale price exceeds the fair market value on the date of exercise.

  Although the Company ordinarily is not entitled to a deduction upon the grant or exercise of ISOs under the 1994 Plan or upon the sale of shares thereby acquired, the Company is entitled to take a deduction in the Company's tax year in which any disqualifying disposition occurs. The deduction is equal to the compensation income realized by the person making such disposition.

  Persons receiving NISO grants under the 1994 Plan generally will not realize compensation income for regular federal income tax purposes on the date the NISO is granted if the NISO has no readily ascertainable fair market value when it is granted, but will realize such income on the date the NISO is exercised. The amount of compensation income realized for federal income tax purposes will be the amount (if any) by which the fair market value of the shares on the date of the NISO exercise exceeds the option exercise price. The Company will be allowed corresponding federal tax deductions in the amount of the compensation income realized by the persons exercising the NISOs, generally in the Company's tax year in which the NISOs are exercised. For purposes of determining capital gain or loss upon the later sale of such shares, persons exercising NISOs will obtain a basis in the shares purchased equal to the fair market value of the shares at the time the NISO is exercised. (That is, a person's basis will be equal to the sum of the option exercise price plus the amount of compensation income realized by the person.) The Company must withhold federal and any applicable state and local income taxes and other applicable employment taxes with respect to the compensation income realized upon the exercise of NISOs by employees. The 1994 Plan therefore provides that no share of stock will be delivered unless arrangements satisfactory to the Company have been made for any required federal, state or local income tax or other withholdings.

  A person surrendering options for an SAR distribution will realize compensation income in the full amount of such distribution. The Company will be allowed a corresponding deduction of the amount of the distribution (the excess of the fair market value of shares underlying such options over the option price of such shares), generally in the Company's tax year in which such surrender occurs. Such person will obtain a basis in any shares distributed in satisfaction of SARs equal to the fair market value of such shares at the time of such surrender (which is also the amount of compensation income realized), for purposes of determining capital gain or loss upon the later sale of such shares. The Company must withhold federal and applicable state and local income taxes with respect to an SAR distribution. For SAR distributions made in shares of the Company's stock, withholding will be applied against other compensation payable from the Company.

                                 PROPOSAL THREE

               APPROVAL OF THE NEW ENGLAND BUSINESS SERVICE, INC.
                            STOCK COMPENSATION PLAN

INTRODUCTION

  On July 22, 1994 the Board of Directors voted to adopt The New England Business Service, Inc. Stock Compensation Plan (the "Plan"), subject to ratification by the Stockholders. The Plan must be ratified and approved by the holders of a majority of the Company's outstanding voting stock represented and voting at a meeting at which a quorum is present, and no Stock will be issued under the Plan until it is so approved. The persons named as proxies in the accompanying Proxy intend (unless the authority to vote therefor is specifically withheld) to vote to approve the Plan.

  The purpose of the Plan is to provide for the mandatory or voluntary receipt of shares of the Company's Common Stock ("Stock"), valued at full market value as of the date of grant, in lieu of an equivalent amount of cash, in payment in whole or in part for certain types of regular, bonus or other special compensation payable to directors of the Company and officers and other key employees of the Company and its subsidiaries, thereby creating, encouraging and facilitating increased ownership of Stock by such directors and key employees and, through such ownership, enhancing the mutual interest between them and the Company's stockholders.

SUMMARY OF THE PLAN

  Administration. The Plan is to be administered and interpreted by a Board designated committee (the "Committee"), consisting of not less than two members of the Board, each of whom must be a "disinterested person" as defined under Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" as defined in the proposed Regulations under Section 162(m) of the Code.

  Stock Subject to the Plan. The total number of shares of Stock which may be issued under the Plan shall not exceed 300,000 subject to adjustment to reflect stock splits or combinations, stock dividends or reclassifications, or other actions of a similar nature.

  Eligibility. All directors of the Company and all officers and salaried employees of the Company and any designated subsidiaries of the Company may be designated as Participants in the Plan.

  The Company and its subsidiaries had a total of 512 directors, officers and salaried employees on August 31, 1994. Because the Participants in the Plan are to be designated by the Committee, in its sole discretion, over a period of years, it is impossible to approximate the total number of persons who will be so designated. It is presently anticipated that about 20 officers and salaried employees of the Company and designated subsidiaries will be designated as Participants who may receive Awards on the basis of their performance during fiscal year 1995 and that about 6 outside directors of the Company will be eligible to accept Awards of Stock in lieu of cash payment for all or part of their retainers or meeting fees payable from time to time following the 1994 Annual Meeting.

  Awards. All Stock issued pursuant to Awards shall be issued in lieu of cash compensation equal in value to the fair market value of such Stock on the date of the Award. The Committee may impose on any Award such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may determine.

    (i) Performance Awards. The Committee may grant Performance Awards to Participants who are employees of the Company in lieu of cash compensation upon the achievement of performance criteria determined by the Committee. Such Awards to "covered employees" as defined in Section 162(m) of the Code, i.e. the Chief Executive Officer and the other four most highly compensated officers for any taxable year of the Company, are intended to be qualified performance-based compensation and will be paid solely on account of pre-established performance goals determined by the Committee.

    (ii) Awards of Stock in Payment of Directors' Compensation. The Plan also authorizes the issuance of Stock to members of the Board of Directors who elect to receive Stock in lieu of cash for all or part of their retainers or meeting attendance fees by irrevocable elections made at least six months prior to the award of such Stock.

    (iii) Other Awards. The Committee is authorized to grant to Participants such other Awards as are deemed by the Committee to be consistent with the purposes of the Plan.

  Certain Provisions and Restrictions. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, as a part of or in tandem with, or in substitution for, any award granted under any other plan of the Company or any subsidiary, or any other right of a Participant to receive payment from the Company or any subsidiary. Unless a Participant could otherwise transfer Stock without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, Stock issued under the Plan shall be held for at least six months from the date of acquisition. It is the intent of the Company that the Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Securities Exchange Act of 1934. The Company shall not be obligated to distribute any Stock with respect to any Award in a transaction subject to regulatory approval, registration, or any other applicable requirement of federal or state law, or subject to a listing requirement under any listing or similar agreement between the Company and any national securities exchange, until such laws, regulations, and contractual obligations of the Company have been complied with in full, although the Company shall be obligated to use its best efforts to obtain any such approval and comply with such requirements as promptly as practicable.

  Provisions Applicable to Awards. The board may amend, alter, suspend, discontinue or terminate the Plan without the consent of stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company's stockholders within one year after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the NASDAQ National Market System or any stock exchange on which the Stock may be listed, or if the Board in its discretion determines that obtaining such stockholder approval is for any reason advisable.

FEDERAL INCOME TAX CONSIDERATIONS

  Participants must generally recognize ordinary income equal to the fair market value of Stock received pursuant to Awards made to them under the Plan. The Company will be entitled to a deduction for the same amount. The deduction available to the Company may be limited, however, by Section 162(m) of the Code, which places a $1 million limit on the deduction that may be taken for compensation paid to any "Covered Employee" unless such compensation is based on the attainment of "objective" performance goals established in advance by a committee of two or more outside directors, and paid pursuant to a plan approved by stockholders. The Plan is designed to enable the Corporation to meet the requirements for deductibility as to Performance Awards, if one or more such plans are hereafter approved by the stockholders.

                                 PROPOSAL FOUR

                              ELECTION OF AUDITORS

  Upon the recommendation of its Audit Committee, the Board of Directors selected the firm of Deloitte & Touche LLP as auditors of the Company for the fiscal year ending June 30, 1995, subject to ratification by a vote of the holders of a majority of the shares of Common Stock voting thereon at the Annual Meeting. A representative of Deloitte & Touche LLP, which served as auditors for fiscal year 1994, is expected to be present at the Meeting, with the opportunity to make a statement if he or she desires to do so, and to be available to respond to appropriate questions.

  The persons named as proxies in the accompanying form of Proxy intend (unless specific contrary instructions are given) to vote for ratification of the selection of Deloitte & Touche LLP as auditors for the 1995 fiscal year.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company, at its offices at 500 Main Street, Groton, Massachusetts 01471, no later than May 12, 1995, in order to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors knows of no business which will be presented for consideration at the Meeting other than that shown above. However, if any other proper business should come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxies with respect to any such business in accordance with their best judgment. Matters with respect to which the enclosed form of Proxy confers such discretionary authority are as follows: (i) matters which the Board of Directors does not know of a reasonable time before the mailing of this Proxy Statement are to be presented at the Annual Meeting; (ii) approval of the minutes of the prior meeting of stockholders, such approval not constituting ratification of the action taken at such meeting; (iii) election of any person as a director if any of the nominees named herein are unable to serve or for good cause will not serve; and
(iv) matters incident to the conduct of the meeting.

  The cost of preparing, assembling and mailing the proxy material will be borne by the Company. In addition to the use of the mails, certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and to request instruction for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection therewith.

  Any stockholder giving a Proxy in the accompanying form retains the power to revoke it, by appropriate written notice to the Secretary of the Company or by the giving of a later-dated Proxy, at any time prior to the exercise of the powers conferred thereby. Attendance in person at the Meeting will not in itself be deemed to revoke a Proxy unless the stockholder gives an affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and to vote in person.

  The shares represented by a Proxy will be voted as directed by the stockholder giving the Proxy.

  IF NO CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED (1) TO FIX THE NUMBER OF DIRECTORS AT EIGHT AND TO ELECT THE PERSONS NAMED UNDER "ELECTION OF DIRECTORS," (2) TO APPROVE THE NEBS 1994 KEY EMPLOYEE AND ELIGIBLE DIRECTOR STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN, (3) TO APPROVE THE NEW ENGLAND BUSINESS SERVICE, INC. STOCK COMPENSATION PLAN, (4) TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR FISCAL YEAR 1995, AND (5) IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

                      NEW ENGLAND BUSINESS SERVICE, INC.

                  Meeting of Stockholders -- October 28, 1994

      THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P                    OF NEW ENGLAND BUSINESS SERVICE, INC.

R
        The undersigned stockholder in New England Business Service, Inc. (the
O "Company") hereby appoints Richard H. Rhoads, William C. Lowe and Russell V. Corsini, Jr. and each of them, attorneys, agents and proxies, with power of
X substitution to each, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to
Y be held at the offices of the Company, 500 Main Street, Groton, Massachusetts on October 28, 1994 at 10:00 a.m., Eastern Daylight Savings Time, and any adjournments thereof.


                CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                             ------------------
                                                              SEE REVERSE SIDE
                                                             ------------------

[X]Please mark votes as in this example.                              +
 -                                                                    +
                                                                      +
                                                                      ++++++++
The shares represented by this proxy will be voted as directed by the undersigned, IF NO CONTRARY INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS IN THE PROXY STATEMENT.

1. To fix the number of persons constituting the full Board of Directors at eight and to elect the following nominees as directors: Richard H. Rhoads, Peter A. Brooks, Benjamin H. Lacy, William C Lowe, Robert J. Murray, Frank L. Randall, Jr., Jay R. Rhoads, Jr., and Robert Ripp

         FOR         WITHHELD                       MARK HERE IF YOU
         [_]           [_]                         PLAN TO ATTEND THE   [_]
                                                       MEETING

                                                     MARK HERE FOR
                                                   ADDRESS CHANGE AND   [_]
                                                       NOTE BELOW
[ ]
- -----------------------------------------------
   For all nominees except as noted above


                                                  FOR     AGAINST     ABSTAIN

2. To approve the NEBS 1994 Key Employee and
   Eligible Director Stock Option and Stock
   Appreciation Rights Plan.                      [_]       [_]         [_]


3. To approve the New England Business Service,
   Inc. Stock Compensation Plan.                  [_]       [_]         [_]


4. To ratify the selection of Deloitte & Touche
   LLP as independent auditors of the Company
   for the current fiscal year ending June 30,
   1995.                                          [_]       [_]         [_]


5. And to vote and act upon any other business which may properly come before the meeting or any adjournment thereof.


Please sign exactly as your name is printed opposite. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give title. If stock is held in joint names, all named stockholders should sign.


Signature:                                              Date
          ---------------------------------------------     -------------------


Signature:                                              Date
          ---------------------------------------------     -------------------

THIS DOCUMENT IS A COPY OF THE ANNUAL REPORT TO STOCKHOLDERS, FILED ON SEPTEMBER 12, 1994 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.

[LOGO OF NEBS APPEARS HERE]

ANNUAL
REPORT
1994

THE NATION'S
LEADING SUPPLIER
OF BUSINESS FORMS
FOR SMALL BUSINESS


(PHOTO)

NEBS Customers:  Jane and Gene Behrens   Avenida Art Gallery   Calgary, Alberta

                                  ABOUT NEBS

NEBS is the nation's leading supplier of business forms and other printed and related products for small businesses. The Company's primary method for reaching its market is by mail direct to the end user. During 1994, 1,285,000 small businesses purchased one or more NEBS products.

The NEBS product line is comprised of standardized and customized business forms, stationery and related products for both manual and computer applications. In addition, the Company markets a broad line of printed promotional materials and proprietary accounting software targeted to small businesses.

In a typical week, the Company's seven production facilities located in the US, Canada and the UK receive and process approximately 50,000 orders with an average order value of approximately $100.

NEBS has retained its long standing market leadership by providing the products small businesses need, at low prices, with high quality and outstanding service to its customers.

                             FINANCIAL HIGHLIGHTS



(In thousands of dollars except per share amounts)
- ----------------------------------------------------------------------
For the Fiscal Year Ended       June 24, 1994 (A)      June 25, 1993
- ----------------------------------------------------------------------
Net Sales                            $251,253                $237,144
Income Before Income Taxes             27,599                  24,090
Net Income                             15,563                  14,217
Earnings Per Share                   $   1.01                $    .93
Dividends Per Share                       .80                     .80
- ----------------------------------------------------------------------
Operating Statistics
- ----------------------------------------------------------------------
Return on Stockholders' Equity           15.6%                   15.0%
Income Before Income Taxes
  as a Percent of Sales                  11.0%                   10.2%
Net Income as a Percent of Sales          6.2%                    6.0%
Working Capital                      $ 55,196               $  43,673
Stockholders' Equity                   99,479                  94,668
Book Value Per Share                 $   6.43               $    6.19
- ----------------------------------------------------------------------

(A) Included in the 1994 results is a $5.45 million pretax charge, or $.21 per share, related to a restructuring program.

                                    (PHOTO)

(PHOTO)

Avenida Art Gallery...
Portrait of a Successful NEBS Customer

When Jane Behrens started a modest gallery and framing shop from her home in 1989, she never dreamed that one day her husband, Gene, would join her full time and they would employ more than 15 people.

Over the past five years there have been a number of improvements in how they do business. The one constant, however, has been their reliance on NEBS to help project an artistic, tasteful image. We asked the Behrenses to explain.

"NEBS helped us develop a personalized image that fits our business. Our custom labels, which we adhere to the back of every frame, present a professional look and help us bring in repeat business. We also use our logo on NEBS invoices for a coordinated look which, in our business, is important to project."

Responding to why they've become loyal NEBS customers, the Behrenses cited the quality, accuracy and the speed with which NEBS handles every order.

"We'll stay with NEBS because we know they'll always get our order right and on time!"


About this year's Annual Report...
In this year's Annual Report, we would like to share with you some of the many ways we have applied innovative technology to help us meet and even exceed our customers' expectations.

From our electronic storage of logo images which guarantees quality reproductions to our powerful new computer and telephone systems which improve customer service to the ultra-fast turnaround and competitive pricing new technology supports, we invite you to explore how NEBS technology responds.

                              TO OUR STOCKHOLDERS

FINANCIAL PERFORMANCE    We are pleased to report the Company's financial
performance strengthened for the year. Sales increased 6% to a record $251,253,000 and represented the strongest year-over-year performance since 1989. Earnings increased 9.5% to $15,563,000 while earnings per share increased to $1.01 from last year's $.93. Earnings for the year were impacted by a $.21 restructuring charge while those of the final quarter reflected the full benefit of the related cost savings.

The Company's financial condition remained strong. Cash and short term investments increased 46% to $40,988,000, an increase of $12,870,000 over the prior year. Return on stockholders' equity increased to 15.6% and dividends were paid for the 31st consecutive year.

THE HIGHLIGHTS   1994 was a rewarding year for the Company.  Sales
strengthened and customers served increased 6% to 1,285,000. Earnings, at the fourth quarter run rate, rebounded significantly from recent years. The primary factors which drove these favorable results are highlighted below.

BASE BUSINESS STABILIZED   Following several difficult years, sales of the
Company's standardized manual forms and checks, labels, stationery and related product lines stabilized during the year. The gradually improving domestic small business economy was one of the key forces driving this improvement. Additionally, effective product line management, new product introductions and more targeted direct mail and dealer promotional programs were important contributing factors to the improved performance of these important product lines.

COMPUTER PRODUCTS GROWTH   Sales of the Company's computer forms, checks,
One-Write Plus(R) and other NEBS proprietary small business accounting software and related products continued their strong record of growth. During the year, these computer related products were sold directly by mail and indirectly through the Company's dealer network and others to over 350,000 small businesses.

OPERATIONS ENHANCED   The Company takes great pride in its ability to respond
to the 45,000 customers who order weekly with fast service at low cost. During the year, customer service was further enhanced through a variety of programs which shortened order cycle time and improved customer access through the Company's toll-free telephone lines. Technology played a key role in these gains which included the implementation of a direct to plate imaging system, the installation of call routing technology, an integrated
PC and mainframe sales system in telemarketing and the completion of a new electronic storage system for customer artwork.

COST STRUCTURE IMPROVED   Earnings for the year grew well in excess of the
growth in sales. Contributing to the increased profitability were more effective marketing programs, stable material costs and the leverage of additional sales on fixed costs. In addition, the margin improvement was supported by the successful restructuring program. A number of cost reduction measures were taken including the realignment of the Company's marketing and manufacturing organizations.

THE SUBSIDIARIES   The sales performance of the Company's Canadian and UK
subsidiaries was impacted by the continuing weak economies in both countries. However, with the introduction of new products and other marketing programs, we are anticipating improved sales results in these units. SYCOM, the Company's domestic subsidiary, refocused its marketing efforts which enhanced its profitability considerably.

In summary, the improved financial performance for the year reflected the favorable results of a broad array of marketing initiatives and cost reduction programs against the backdrop of a gradually improving domestic small business economy. The benefits of these initiatives and programs will continue to support the Company's performance as it goes forward.

THE FUTURE    Looking to the future, opportunity is emerging from the ever changing needs and preferences of the small business market as well as from new printing and related technologies. The Company's customer base of 1,285,000 small businesses positions it well to capitalize on these dynamics. Further, the magnitude of the Company's market is significant. Small businesses are estimated to consume in excess of $10 billion of short-run printed products annually. The Company's short-run printing and order fulfillment capability will be extended to target new segments of this large market.

Computerization of the small business represents a large and growing market for the Company's computer forms, software and related product lines and services. Although computerization and related technologies will continue to influence the demand for selected manual forms, the overall impact of technology on the Company's product lines and operations is anticipated to be a positive one.

Another important market trend relates to the fact that small businesses are becoming increasingly discerning, sophisticated and desirous of creating and promoting their own distinctive images. New design, composition and printing technologies are facilitating the fulfillment of these emerging customer needs. We believe this growing interest in image-conveying products has the potential to be significant and we plan to make the required investments in equipment, systems and skills to capitalize upon it.


GOALS FOR 1995   Looking ahead to 1995, our goals for the year are to
continue to make important investments in the future development of the business, to achieve continued growth in earnings and a record level of sales. The Company's 1994 financial performance and the many successful initiatives implemented during the year provide us with confidence that these objectives can and will be achieved.

WORDS OF THANKS   What provides us with our greatest promise for the future
is the talent and dedication of the Company's 2,083 employees located in the US, Canada and the UK. Their unhesitating willingness to always go the extra mile has made and will continue to make a real and positive difference. We are proud to be associated with them.

Finally, we thank you our Stockholders for your continued support of and interest in this business. Serving your best long term interests always has been and continues to be our primary objective.

       (PHOTO)                               (PHOTO)

/s/ Richard H. Rhoads                   /s/ William C. Lowe

    Richard H. Rhoads                       William C. Lowe
    Chairman                                President, Chief Executive Officer

    September 9, 1994

                                THE NEBS STORY

OVERVIEW   NEBS, founded over 40 years ago, is the nation's leading supplier of business forms and products designed to satisfy the highly specialized needs of the vast small business market. The Company's primary method of distribution is mail order direct to the ultimate small business user. During 1994, NEBS served 1,285,000 small businesses in the United States, Canada, and the United Kingdom.

FINANCIAL RECORD   Over the past ten years, NEBS consolidated sales grew from slightly over $125,000,000 to a record level of $251,253,000 in 1994. The Company enjoys strong profit margins, return on equity and cash flow. Cash dividends have been paid for 31 consecutive years.

NEBS PRODUCT LINE   The NEBS product line consists primarily of standardized
business forms such as invoices, statements, checks and purchase orders used by most small businesses. Many of these forms are available on recycled paper. NEBS also markets an array of other printed products including greeting crds, stationery, business cards, advertising and mailing labels and other promotional products.

In addition to the standardized forms used by most businesses, the Company markets highly targeted forms and related products designed to meet the needs of specific small business segments. Examples include repair tags for bicycle shops, estimating forms for electrical contractors, appraisal forms for jewelry stores, greeting cards for realtors and insurance agents, as well as important companion products such as portable registers, envelopes and drawing boards.

(continued)

(PHOTO)


"Competitive prices on the forms we need. That's why my grandmother chose NEBS and why 2 generations later we're still loyal"

Dan Wolfe,
West Point Lumber & Hardware,
Valley Station, Kentucky

                                    (PHOTO)

NEBS Technology Responds...
Providing businesses like Dan's with the same old fashioned value today requires some high-tech thinking especially for low quantity needs.

The solution -- employ high-speed, long-run printing presses for the base form and specialized short-run equipment for personalized imprinting. This cutting-edge equipment customized by our team of engineers promises NEBS will be the supplier of choice for generations to come.

                                THE NEBS STORY

NEBS also markets a full line of products for the growing number of small businesses computerizing one or more of their business functions. NEBS computer forms (invoices, statements, and checks) are compatible with all the major accounting software packages used by small businesses. The Company also offers a full line of proprietary software to help computer users fill out a broad range of NEBS forms and related products. Additionally, the Company markets the NEBS One-Write Plus software package designed specifically to meet the accounting needs of small businesses.

Further, NEBS offers customized business forms for both manual and computer applications. Customized manual forms allow the Company to offer products to businesses when their needs or preferences are unique. Continuous custom forms provide small businesses with forms compatible with virtually any software package they use.

Significantly, the Company's product line is both critical for the functioning of the customer's business and consumable. Therefore, the initial installation of most of the Company's products tends to provide a continuing revenue stream as the initial order is consumed and subsequent reorders are placed. As selling expenses for reorders are minimal, they are far more profitable than initial orders. Over 80% of the Company's sales originate from customers who previously have purchased from NEBS.

NEBS Small Business Market   NEBS focuses primarily on the small end of the
overall business market, i.e. those businesses with 20 or fewer employees. NEBS customers include small retail shops, auto

(continued)

(PHOTO)

"Excellent products and delivery. Sometimes it surprises us how fast NEBS can get products to us."

Richard & Wilma Hinderleiter,
Valley Pie Company,
Phoenix, Arizona

                                    (PHOTO)


NEBS Technology Responds...

Customers like Richard and Wilma are in for more surprises. With our new auto-sequencing presses we've reduced the time it takes to produce an order.

With interactive voice technologies customers can call for automated information about their order, right down to the expected delivery time.

And, best of all, our new electronic systems bypass labor-intensive manual steps so we can keep prices down and speed delivery even more.

                                THE NEBS STORY

service stations, contractors, photographers and florists, the offices of doctors and dentists as well as small manufacturers and wholesalers.

There are an estimated 10,000,000 small businesses within the three countries in which the Company operates (US, Canada, UK). During 1994, the Company sold one or more of its products to 1,285,000 of these businesses.

Important aspects of the Company's small business market are the large number of prospective customers it provides, as well as its diversity, both geographically and by type of business. Further, as each individual customer has relatively minimal forms requirements, no one customer is critical to the Company's overall sales performance.

NEBS Marketing and Distribution Channels The major portion of the Company's sales are generated by mail order catalogs and other promotional materials mailed by the Company to its customers and prospective customers. During a typical year, the Company mails over 50,000,000 catalogs and other promotional materials. At any one time there can be as many as 20 different NEBS catalogs in circulation.

The Company compiles and maintains a database of over 8,000,000 small businesses in its national and international markets. These lists are segmented in a multitude of ways to ensure the most effective mailings. In addition, the Company rents lists from outside sources.

The Company maintains a staff of over 200 knowledgeable telephone sales representatives who receive incoming

(continued)

(PHOTO)

"I faxed my check order for the first time and couldn't believe it. Why, in 3 days it was at my door!"

Karen Lautzenheiser,
Dixie Vac Service, Inc.,
Louisville, Kentucky

                                    (PHOTO)

NEBS Technology Responds...

We still manage to amaze and please even 20 year customers like Karen simply by keeping abreast with the latest technological advances. Utilizing state-of-the-art fax technology customers can now reach us at their convenience, 24 hours a day. What's more, within one hour after their fax arrives, their order can be on its way to electronic processing. For most products, imprinting and shipping takes place the very next day making NEBS the leader in speed and delivery of imprinted products.

                                THE NEBS STORY

telephone orders and place outgoing sales calls to current and prospective customers.

The Company's DFS unit markets a specifically designed version of its product line through a broad array of dealers including local printers, business forms dealers and computer stores. The Company also has access to the One-Write Plus network of software distributors and retailers.

The Company believes its current three methods of distribution (mail order, phone, dealers) enable it to serve its customers effectively however and wherever they prefer to do business. However, the Company continually evaluates alternative marketing and distribution channels to better serve its market.

Operations In a typical week, NEBS receives, processes, prints and ships approximately 50,000 orders from its seven production facilities. The Company's policy is to ship most orders within two working days. Next day shipment service and express delivery are available upon request for most product lines.

To provide its customers with business forms and other printed products in small quantities at low prices, NEBS employs high-speed, long-run printing presses for the base forms and specialized short-run equipment for personalized imprinting and other customer required variable data. Much of the imprinting equipment is designed or modified by the Company's engineers for its specialized applications.

The Company's commitment to creating customer goodwill drives its continual search for ways to reduce costs, improve quality and speed delivery, all backed by a 100% guarantee of satisfaction.

(continued)

(PHOTO)

"NEBS One-Write Plus. It's great! Easier than any other software we've ever tried!"

James and Jenna Auxier,
Lawnmower Headquarters,
West Palm Beach, Florida

                                    (PHOTO)

NEBS Technology Responds...

The Auxiers, NEBS customers since 1982, are putting the power of the computer to work for their business. They've chosen NEBS software because it helps them perform all their accounting functions faster and easier than ever before.

Technology is at work for us and now through our software it is working just as hard for our customers.

                                THE NEBS STORY

The Future The needs and preferences of the small business market always have been and continue to be in a state of evolution and transition. One constant, however, has been the need of small businesses to find new ways to prosper in their increasingly competitive marketplace.

NEBS challenge is not only to keep up with, but also to foresee, these changing needs and preferences. The Company is committed to doing so and believes its over 40 years of accumulated insight into this market together with the application of emerging technologies will enable it to meet this challenge. Most critically however, the Company will continue to capitalize on its two most significant strengths . . . its talented group of 2,083 employees and the goodwill of its over 1,285,000 small business customers located throughout the United States, Canada and the United Kingdom.

                                    (PHOTO)

"The best value for computer checks. And so easy to reorder! I call, mention my name and they do the rest."

Elaine Warner,
Skillins Green House,
Falmouth, Maine

                                    (PHOTO)

NEBS Technology Responds...

Offering value and service are the ways Skillins, a fourth generation business, stays successful and competitive.

Value and service are also key at NEBS. That's why we've invested in powerful PC telemarketing workstations. At the touch of a key, our order-entry reps can call up the customer's sales history, product illustrations, even a list of compatible products.

                              ELEVEN YEAR SUMMARY
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

(In thousands of dollars except per share amounts and other statistics)
- --------------------------------------------------------------------------------------------------------------------
For the Fiscal Year Ended       June 24, 1994 (B)    June 25, 1993   June 26, 1992   June 28, 1991   June 29, 1990
- --------------------------------------------------------------------------------------------------------------------
INCOME STATISTICS (A)
Net Sales                            $251,253             $237,144        $232,435        $231,838        $233,113
Income before income taxes
 and accounting changes                27,599               24,090          24,862          34,095          33,415
  Percent of sales                       11.0%                10.2%           10.7%           14.7%           14.3%
Taxes on income                        12,036                9,873           8,925          13,765          12,792
  Percent of sales                        4.8%                 4.2%            3.8%            5.9%            5.5%
Income from continuing operations
 before accounting changes             15,563               14,217          15,937          20,330          20,623
  Percent of sales                        6.2%                 6.0%            6.9%            8.8%            8.8%
  Percent of stockholders' equity        15.6%                15.0%           16.9%           18.9%           19.9%
  Per common share                       1.01                 0.93            1.02            1.24            1.23
Net Income                             15,563               14,217          15,471          20,330          21,148
  Percent of sales                        6.2%                 6.0%            6.7%            8.8%            9.1%
  Percent of stockholders' equity        15.6%                15.0%           16.4%           18.9%           20.4%
  Per common share                       1.01                 0.93            0.99            1.24            1.26
Dividends per common share               0.80                 0.80            0.80            0.80            0.76
- ------------------------------------------------------------------------------------------------------------------
BALANCE SHEET STATISTICS
Current assets                         85,288               68,966          74,784          87,468          84,311
Current liabilities                    30,092               25,293          25,649          24,094          21,596
Working capital                        55,196               43,673          49,135          63,374          62,715
Current Ratio                             2.8                  2.7             2.9             3.6             3.9
Total Assets                          131,691              120,624         121,056         133,602         130,280
Long-term debt                              0                    0               0               0           3,319
Stockholders' equity                   99,479               94,668          94,124         107,802         103,858
Average common shares outstanding      15,364               15,269          15,664          16,342          16,835
Book value per common share              6.43                 6.19            6.18            6.61            6.17
- ------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL STATISTICS
Capital expenditures                    6,054                6,475           9,669           9,166           8,818
Depreciation and amortization          11,623                9,953           9,531           9,001           8,689
Profit sharing contribution             3,133                2,891           3,296           4,273           4,271
- -------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS (A)
Number of employees                     2,083                2,217           2,180           2,045           2,154
Number of stockholders                  5,700                5,400           4,100           3,700           3,600
Number of active customers          1,285,000            1,210,000       1,195,000       1,173,000       1,179,000
Facilities (in square feet)           794,000              793,000         768,000         765,000         765,000


Average common shares outstanding have been retroactively adjusted for stock splits of 2-for-1 in November 1983, and 2-for-1 in November 1986.
(A) Years from 1984 through 1989 have been restated to eliminate a discontinued operation.
(B) Included in the 1994 results is a $5.45 million pretax charge, or $.21 per share, related to a restructuring program.

- -------------------------------------------------------------------------------------------------------------------------------
For the Fiscal Year Ended      June 30, 1989     June 24, 1988   June 26, 1987   June 27, 1986   June 28, 1985   June 29, 1984
- -------------------------------------------------------------------------------------------------------------------------------
INCOME STATISTICS (A)
Net Sales                           $225,931          $202,423        $172,574        $158,927        $142,765        $127,309
Income before income taxes
 and accounting changes               39,109            36,804          36,852          32,009          22,782          24,981
  Percent of sales                      17.3%             18.2%           21.4%           20.1%           16.0%           19.6%
Taxes on income                       15,074            14,500          17,936          15,654          10,630          12,600
  Percent of sales                       6.7%              7.2%           10.4%            9.8%            7.4%            9.9%
Income from continuing operations
 before accounting changes            24,035            22,304          18,916          16,355          12,152          12,381
  Percent of sales                      10.6%             11.0%           11.0%           10.3%            8.5%            9.7%
  Percent of stockholders' equity       23.6%             22.8%           22.7%           23.7%           21.6%           26.4%
  Per common share                      1.40              1.29            1.10            0.96            0.72            0.73
Net Income                            22,189            22,431          19,130          16,893          12,979          13,034
  Percent of sales                       9.8%             11.1%           11.1%           10.6%            9.1%           10.2%
  Percent of stockholders' equity       21.8%             22.9%           23.0%           24.5%           23.1%           27.8%
  Per common share                      1.29              1.30            1.12            0.99            0.76            0.77
Dividends per common share              0.66              0.54            0.44            0.29            0.25            0.22
- -------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET STATISTICS
Current assets                        84,398            80,256          69,956          62,321          48,141          43,998
Current liabilities                   20,020            17,949          18,718          17,524          14,175          13,614
Working capital                       64,378            62,307          51,238          44,797          33,966          30,384
Current Ratio                            4.2               4.5             3.7             3.6             3.4             3.2
Total Assets                         130,238           123,566         111,009          94,057          81,723          74,756
Long-term debt                         6,688             5,720           6,938           6,099           9,879          13,598
Stockholders' equity                 101,897            97,995          83,340          68,900          56,163          46,936
Average common shares outstanding     17,193            17,265          17,138          17,056          16,996          16,928
Book value per common share             5.93              5.67            4.84            4.04            3.30            2.77
- -------------------------------------------------------------------------------------------------------------------------------
OTHER FINANCIAL STATISTICS
Capital expenditures                  11,123             9,366           3,699           2,876          10,085           9,011
Depreciation and amortization          8,195             7,109           5,233           4,722           3,514           2,395
Profit sharing contribution            4,792             4,245           3,618           3,236           2,395           2,260
- -------------------------------------------------------------------------------------------------------------------------------
OTHER STATISTICS (A)
Number of employees                    2,002             1,928           1,797           1,632           1,745           1,636
Number of stockholders                 3,600             2,700           2,600           2,500           2,200             983
Number of active customers         1,125,000         1,064,000         977,000         916,000         909,000         856,000
Facilities (in square feet)          748,000           689,000         679,000         623,000         623,000         510,000


                          CONSOLIDATED BALANCE SHEETS
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

June 24, 1994 and June 25, 1993 (in thousands except share data)
- -----------------------------------------------------------------------------------------------------------------------------------
Assets                                                                                         Notes   June 24, 1994  June 25, 1993
- -----------------------------------------------------------------------------------------------------------------------------------

Current Assets:

Cash and cash equivalents                                                                        1          $  3,456      $  10,061

Short-term investments - at cost                                                                 1            37,532         18,057

Accounts receivable (less allowance for doubtful accounts of $3,012 in 1994 and $2,944 in 1993)  1            27,963         26,707

Inventories                                                                                      1             7,740          8,663

Direct mail advertising materials                                                                1             1,698          1,391

Prepaid expenses                                                                                               1,439          1,925

Deferred income tax benefit                                                                     1,10           5,460          2,162
- -----------------------------------------------------------------------------------------------------------------------------------

  Total current assets                                                                                        85,288         68,966
- -----------------------------------------------------------------------------------------------------------------------------------



Property and Equipment:                                                                         1,3

Land and buildings                                                                                            38,417         37,778

Less accumulated depreciation                                                                                 18,849         17,144
- -----------------------------------------------------------------------------------------------------------------------------------

  Net                                                                                                         19,568         20,634
- -----------------------------------------------------------------------------------------------------------------------------------
Equipment                                                                                                     66,648         64,621

Less accumulated depreciation                                                                                 48,525         44,145
- -----------------------------------------------------------------------------------------------------------------------------------

  Net                                                                                                         18,123         20,476
- -----------------------------------------------------------------------------------------------------------------------------------

    Property and equipment - net                                                                              37,691         41,110
- -----------------------------------------------------------------------------------------------------------------------------------

Other Assets (less accumulated amortization of $9,057 in 1994 and $6,719 in 1993)               1,2            8,712         10,548
- -----------------------------------------------------------------------------------------------------------------------------------



Total                                                                                                       $131,691       $120,624
===================================================================================================================================

See notes to consolidated financial statements.

June 24, 1994 and June 25, 1993 (in thousands except share data)
- -----------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity                                                           Notes   June 24, 1994  June 25, 1993
- -----------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Accounts payable                                                                                 3          $  6,702       $  7,039
Federal and state income taxes                                                                  1,10           2,519          1,580
Accrued profit-sharing distribution                                                              6             2,627          2,114
Accrued payroll expense                                                                                        5,466          5,454
Accrued employee benefit expense                                                                7,8            5,637          5,237
Deferred revenue                                                                                 1             1,233            753
Accrued restructuring charge                                                                     9             1,887
Other accrued expenses                                                                                         4,021          3,116
- -----------------------------------------------------------------------------------------------------------------------------------
  Total current liabilities                                                                                   30,092         25,293
- -----------------------------------------------------------------------------------------------------------------------------------

Deferred Grants                                                                                  1               326            317
- -----------------------------------------------------------------------------------------------------------------------------------

Deferred Income Taxes                                                                           1,10           1,794            346
- -----------------------------------------------------------------------------------------------------------------------------------

Commitments and Contingencies                                                                    3

Stockholders' Equity:
Preferred stock                                                                                  4
Common stock, par value, $1 per share -- authorized, 40,000,000 shares; issued,
  15,571,803 shares in 1994 and 15,408,979 shares in 1993                                       4,5           15,572         15,409
Additional paid-in capital                                                                                     9,480          7,090
Cumulative foreign currency translation adjustment                                               1            (2,152)        (1,057)
Retained earnings                                                                                             78,306         75,033
- -----------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                                101,206         96,475
- -----------------------------------------------------------------------------------------------------------------------------------
Less treasury stock, at cost -- 105,584 shares in 1994 and 117,795 shares in 1993                4            (1,727)        (1,807)
- -----------------------------------------------------------------------------------------------------------------------------------
   Stockholders' equity (outstanding, 15,466,219 shares in 1994 and 15,291,184 shares in 1993)                99,479         94,668
- -----------------------------------------------------------------------------------------------------------------------------------


Total                                                                                                       $131,691       $120,624
===================================================================================================================================

                       STATEMENTS OF CONSOLIDATED INCOME
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

FOR THE FISCAL YEARS ENDED JUNE 24, 1994, JUNE 25, 1993 AND JUNE 26, 1992 (IN THOUSANDS EXCEPT PER SHARE DATA)
- -------------------------------------------------------------------------------------------------------------------------
                                                                       Notes          1994           1993            1992
- -------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                1       $ 251,253       $237,144        $232,435
OPERATING EXPENSES:                                                      1
  Cost of sales including shipping costs                                            92,166         90,370          87,164
  Selling and advertising                                                           67,685         70,957          71,266
  General and administrative                                           6,7,8        59,607         53,016          51,290
  Restructuring charge                                                   9           5,450
- -------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                                       224,908        214,343         209,720
- -------------------------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                                              26,345         22,801          22,715
- -------------------------------------------------------------------------------------------------------------------------
OTHER INCOME (EXPENSE):
 Investment income                                                                   1,254          1,307           2,421
 Interest expense                                                                                     (18)           (274)
- -------------------------------------------------------------------------------------------------------------------------
    Total other income                                                               1,254          1,289           2,147
- -------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE               27,599         24,090          24,862
PROVISION FOR INCOME TAXES                                               1,10       12,036          9,873           8,925
- -------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                15,563         14,217          15,937
CUMULATIVE EFFECT OF ACCOUNTING CHANGE -- NET OF TAXES                    1,8                                        (466)
- -------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                       $  15,563       $ 14,217        $ 15,471
=========================================================================================================================
PER SHARE AMOUNTS:                                                        1
  Income Before Cumulative Effect of Accounting Change                           $    1.01       $    .93        $   1.02
  Cumulative Effect of Accounting Change -- Net of Taxes                                                             (.03)
- -------------------------------------------------------------------------------------------------------------------------
  Net Income                                                                     $    1.01       $    .93        $    .99
=========================================================================================================================
  Dividends                                                                      $     .80       $    .80        $    .80
=========================================================================================================================
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                             1         15,364         15,269          15,664
=========================================================================================================================


See notes to consolidated financial statements.

                STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

FOR THE FISCAL YEARS ENDED JUNE 24, 1994, JUNE 25, 1993 AND JUNE 26, 1992 (IN THOUSANDS)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          Common Stock                                      Cumulative
                                                       -------------------                                   Foreign
                                                       Number       At Par      Additional                   Currency
                                                         of         Value        Paid-In       Treasury     Translation    Retained
                                          Notes        Shares       Amount       Capital         Stock      Adjustment     Earnings
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 28, 1991                                 16,320      $16,320       $ 5,822      $    (20)      $  1,147       $84,533
Issuance of common stock to employees
   pursuant to stock plans                 5,6             77           77         1,086           122
Dividends paid                                                                                                              (12,631)
Acquisition of treasury stock               4                                                  (17,841)
Retirement of treasury stock                4          (1,000)      (1,000)                     15,340                      (14,340)
Foreign currency translation adjustment                                                                            38
Net income                                                                                                                   15,471
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 26, 1992                                 15,397       15,397        6,908         (2,399)         1,185        73,033
Issuance of common stock to employees
   pursuant to stock plans                 5,6             12           12          182            592
Dividends paid                                                                                                              (12,217)
Foreign currency translation adjustment                                                                        (2,242)
Net income                                                                                                                   14,217
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 25, 1993                                 15,409       15,409        7,090         (1,807)        (1,057)       75,033
Issuance of common stock to employees
   pursuant to stock plans                 5,6            163          163        2,390             80
Dividends paid                                                                                                              (12,290)
Foreign currency translation adjustment                                                                        (1,095)
Net income                                                                                                                   15,563
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 24, 1994                                 15,572      $15,572      $ 9,480      $  (1,727)      $ (2,152)      $78,306
====================================================================================================================================


See notes to consolidated financial statements.

                     STATEMENTS OF CONSOLIDATED CASH FLOWS
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

FOR THE FISCAL YEARS ENDED JUNE 24, 1994, JUNE 25, 1993 AND JUNE 26, 1992 (IN THOUSANDS)
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                                  1994         1993         1992
- --------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                                   $15,563      $14,217      $15,471
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                               11,623        9,953        9,531
    Deferred income taxes                                                                       (1,946)        (540)        (478)
    Restructuring charge                                                                         1,887
    Provision for losses on accounts receivable                                                  2,799        2,815        3,404
    Provision for pension cost                                                                     403          300          303
    Provision for postretirement benefits                                                           62           70          818
    Deferred grants                                                                                 (6)         (73)          72
    Changes in assets and liabilities:
      Accounts receivable                                                                       (4,630)      (3,207)      (3,777)
      Inventories and advertising material                                                         462        2,293         (159)
      Prepaid expenses                                                                             376          535         (367)
      Accounts payable                                                                            (277)        (223)         727
      Income taxes payable                                                                         928         (845)       2,330
      Other accrued expenses                                                                     2,417         (375)         520
- --------------------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                                   29,661       24,920       28,395
- --------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                                                           (6,054)      (6,475)      (9,669)
  Acquisition of product line                                                                     (334)      (9,750)
  Short-term investments                                                                       (20,093)       2,141       15,808
- --------------------------------------------------------------------------------------------------------------------------------
    Net cash (used) provided by investing activities                                           (26,481)     (14,084)       6,139
- --------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowing                                                                                                 10,181
  Repayment of debt                                                                                (41)        (123)     (13,324)
  Proceeds from issuing common stock                                                             2,633          786        1,285
  Purchase of treasury stock                                                                                             (17,841)
  Dividends paid                                                                                (12,290)    (12,217)     (12,631)
- --------------------------------------------------------------------------------------------------------------------------------
    Net cash used by financing activities                                                        (9,698)    (11,554)     (32,330)
- --------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE ON CASH                                                                     (87)       (157)          38
- --------------------------------------------------------------------------------------------------------------------------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                             (6,605)       (875)       2,242
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                                   10,061      10,936        8,694
- --------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                                       $  3,456     $10,061      $10,936
================================================================================================================================
SUPPLEMENTAL CASH FLOW DISCLOSURE:
  Income taxes paid                                                                             $13,425     $10,995     $  7,652
================================================================================================================================
  Interest paid                                                                                 $     0     $   118     $    191
================================================================================================================================
  On January 15, 1993, the Company purchased the One-Write Plus product line and assumed certain liabilities of MECA Software, Inc. for $9,750 cash.
  In conjunction with the acquisition, liabilities were assumed as follows:
  Fair value of assets acquired:
        Tangible assets                                                                                        $   859
        Other assets                                                                                             9,975
     Deferred revenue on support contracts                                                                     (791)
     Cash paid                                                                                               (9,750)
- --------------------------------------------------------------------------------------------------------------------------------
       Liabilities assumed                                                                                  $   293
================================================================================================================================


See notes to consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION    The financial statements are consolidated to include
the accounts of New England Business Service, Inc. (the "Company") and its wholly-owned subsidiaries. The Company and its subsidiaries operate primarily in a single industry segment consisting of the sale of business forms and related software and other types of printed business products. The accounts of the Company's foreign entities have been translated into U. S. dollars in accordance with Statement of Financial Accounting Standards No. 52.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS    The Company considers its
holdings in short-term money market accounts and certificates of deposit with an original maturity to the Company of three months or less to be cash equivalents.

   Short-term investments are stated at cost which approximates market value. Short-term investments are primarily tax-exempt municipal debt instruments which have a fixed maturity beyond three months. In addition, the Company has other tax-exempt municipal debt instruments redeemable at par value through a put option which can be exercised by the Company at time periods of one week to one year.

PROVISION FOR DOUBTFUL ACCOUNTS    For doubtful customer accounts, a
provision is recorded equal to a percentage, based upon experience of open account sales. This percentage was approximately 1.0% during the fiscal year ended June 24, 1994, approximately 1.2% during the fiscal year ended June 25, 1993, and approximately 1.5% during the fiscal year ended
June 26, 1992.

INVENTORIES    Inventories are carried at the lower of first-in, first-out cost or market.  At year end, inventories consisted of:

                                                       1994            1993
- ---------------------------------------------------------------------------
Raw paper                                        $  721,000      $  781,000
Business forms and related office products        7,019,000       7,882,000
- ---------------------------------------------------------------------------
Total                                            $7,740,000      $8,663,000
===========================================================================


DIRECT MAIL ADVERTISING MATERIALS   Direct mail advertising materials are
carried at cost and expensed as used.

PROPERTY AND EQUIPMENT    Property and equipment are carried at cost.
Depreciation is computed over the estimated useful lives (three to twenty years) of the assets using the straight-line method.

OTHER ASSETS    Other assets consisting principally of purchased customer
lists, acquired software, tradename, covenant not to compete, goodwill and customer and other contracts are amortized on a straight-line basis over their estimated lives ranging from five to twenty years.

REVENUE RECOGNITION    Revenue is recognized from sales other than software
support contracts when a product is shipped. Revenue on software support contracts is recognized ratably over the contract period, generally twelve months. Insignificant vendor and post contract support obligations, if any, are recognized upon shipment.

MAILING LISTS     Costs of compiling and maintaining mailing lists are
charged to costs and expenses as incurred.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS AND PURCHASED SOFTWARE    The
Company follows Statement of Financial Accounting Standards No. 86,
"Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS No. 86"). Costs incurred prior to the establishment of technological feasibility, as defined in SFAS No. 86, are charged to research and development expense. Software development costs are capitalized from the establishment of technological feasibility until the product is available for general release. Development costs associated with product enhancements that extend the original product's life or significantly improve the original product's marketability are also capitalized if technological feasibility of the enhancement has been established. Software purchased as part of a business acquisition is recorded at its estimated fair value. Amortization of capitalized software development costs is provided on a product-by-product basis at the greater of the amount computed using (a) the ratio of current gross revenues for a product to the total of current and anticipated future gross revenues or (b) the straight-line method over the remaining estimated economic life of the product.

  No software development costs were capitalized in 1994, 1993 or 1992.

  Purchased software costs acquired in connection with the acquisition of the One-Write Plus product line are being amortized in accordance with the provisions of SFAS No. 86. Amortization expense of $1,383,000 and $553,000
was charged to operations in fiscal 1994 and 1993, respectively.   Unamortized
costs of $4,849,000 and $5,475,000 are included in other assets at June 24, 1994 and June 25, 1993, respectively.

INCOME TAXES    Effective June 26, 1993, the Company adopted Statement of
Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This statement supersedes Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes," which was adopted by the Company in 1990. The cumulative effect of adopting SFAS No. 109 was not significant to the Company's financial statements. The adoption did result in certain reclassifications of deferred tax assets and liabilities.

  Deferred income taxes primarily represent the income tax effect of the difference between straight-line depreciation recorded for financial reporting purposes and accelerated depreciation deducted for tax purposes, and the effects of the income tax treatment of items such as pensions, postretirement benefits other than pensions, vacation expense, restructuring charge and the provisions for doubtful accounts and sales returns.

DEFERRED GRANTS    Deferred grants represent unearned income related to
government grants to fund employee hiring, training and capital investment in the United Kingdom. Grants are recognized in income in the year in which related employee hiring and training costs are incurred or over the life of the related capital investment.

PER SHARE AMOUNTS    Net income per share amounts are computed based upon the
weighted average number of shares of common stock outstanding during each fiscal year. Shares issuable under common stock options have been excluded from the computations since their inclusion would have no significant dilutive effect.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

CONCENTRATION OF CREDIT RISK    The Company extends credit to customers on an
unsecured basis in the normal course of business. No individual industry or industry segment is significant to the Company's customer base. The Company has policies in place governing the extension of credit and collection of amounts due from customers.

FAIR VALUE OF FINANCIAL INSTRUMENTS    The Financial Accounting Standards
Board issued Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" which requires the disclosure of fair value of most financial instruments, both assets and liabilities, for which it is practical to estimate fair value. The statement is required to be adopted no later than fiscal 1996. The date of adoption has not been determined.

INVESTMENTS IN DEBT AND EQUITY SECURITIES    The Financial Accounting Standards
Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" which addresses the accounting and reporting of such investments. The statement is required to be adopted no later than fiscal 1995. The Company plans to adopt this statement in the first quarter of fiscal 1995.

POSTEMPLOYMENT BENEFITS    The Financial Accounting Standards Board issued
Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" which is required to be adopted by the Company no later than fiscal year 1995. This statement will require accrual of benefits (such as severance benefits) provided by an employer to former or inactive employees and their beneficiaries after employment but before retirement. The costs of these benefits are currently expensed on a pay-as-you-go basis. The impact of this new standard has not been fully determined but is not expected to be material. The Company plans to adopt this statement in the first quarter of fiscal 1995.

RECLASSIFICATIONS    Certain reclassifications have been made to the 1993 and
1992 financial statements to conform with the 1994 presentation.

2. ACQUISITION OF PRODUCT LINE     On January 15, 1993, the Company's wholly-
owned subsidiary, NEBS Software, Inc., acquired the One-Write Plus ("OWP") product line from MECA Software, Inc. ("MECA"). The purchase price of the acquisition, including transaction costs, was $9,750,000 cash, plus the assumption of certain liabilities, of which $500,000 was held in escrow subject to final determination of the purchase price. During fiscal year 1994, the purchase price was finalized resulting in total purchase price consideration of $10,282,000. The acquisition was accounted for under the purchase method of accounting and, accordingly, OWP's results of operations are included in the accompanying financial statements from the date of acquisition. The purchase price has been allocated to the net assets acquired based on the fair value of such assets and liabilities. The Company had also entered into a one-year arrangement for research and development management under which MECA could earn up to $1,200,000. This agreement included contingent payments of $1,000,000 of which $350,000 had expired unearned as of June 25, 1993. The remaining $200,000 relates to compensation for management services, of which $100,000 was charged to expense in 1993. During fiscal 1994, the Company negotiated a settlement regarding the termination of the remaining contingent payments under these agreements. Compensation for management services of $17,000 was charged to expense in fiscal 1994.

        The following summary presents pro forma consolidated results of operations (unaudited) of the Company as if the acquisition of OWP had been consummated at the beginning of the periods presented:

                                      1993               1992
- --------------------------------------------------------------
Net Sales                    $ 241,786,000      $ 239,108,000
Net Income                   $  13,610,000      $  13,934,000
Net Income Per Share         $         .89      $         .89


        The pro forma operating results are presented for comparative purposes only and do not purport to present the Company's actual operating results had the acquisition of OWP occurred on the assumed date, or results which may occur in the future.

3. DEBT OBLIGATIONS AND LEASES   A line of credit agreement with a major
commercial bank allows the Company to borrow up to $10,000,000 at the bank's base lending rate or 3/8% above the Eurodollar rate at the Company's option (5.3% at June 24, 1994). This line may be terminated at any time by either party. At June 24, 1994 and at June 25, 1993, no amounts were outstanding.

        The capitalized cost of leased equipment, acquired in 1992 and located in the United Kingdom, was $120,000 and $144,000 at June 24, 1994 and June 25, 1993 with related accumulated amortization of $100,000 and $72,000 at June 24, 1994 and June 25, 1993, respectively. The future minimum lease payments of approximately $36,000 in the aggregate are due over the next five years.

        The final installment on notes payable totaling $14,000 at June 26, 1992 was paid during fiscal 1993.

        The above amounts relating to notes payable and capitalized leases have been included in accounts payable.

        The minimum rental commitments for operating leases of certain facilities and equipment total $969,000 in the aggregate, and are payable over the next five years. Total rental expense was $605,000, $300,000 and $233,000, in 1994, 1993, and 1992, respectively.

4. EQUITY TRANSACTIONS   On November 10, 1989, the Company issued a stock
purchase right to stockholders for each outstanding share of common stock of the Company. Each right becomes exercisable upon occurrence of certain events, as provided in the Rights Agreement, and entitles the registered holder to purchase from the Company a "Unit" solely consisting of one one-hundredth of a share of "Preferred Stock" at a Purchase Price of $75.00 per Unit, subject to adjustment to prevent dilution. In addition, upon the occurrence of certain events, the registered holder will thereafter have the right to receive, upon payment of the Purchase Price, additional shares of common stock and/or cash and/or other securities, as provided in the Rights Agreement. The rights will expire on November 10, 1999. The Company may redeem the rights at a price of $.01 per right.

        There are 1,000,000 authorized and unissued shares of $1.00 par value preferred stock.

        On November 14, 1991, pursuant to an agreement, the Company repurchased 1,000,000 shares of its common stock from a current director and former Chairman of the Board of the Company. The Company paid $15.25 per share, the market value on that date. The Company subsequently retired the shares.

5. STOCK OPTIONS At the October 1990 annual meeting, the stockholders ratified the NEBS 1990 Key Employee Stock Option and Stock Appreciation Rights Plan. Under the "1990 Plan," options or stock appreciation rights for up to 1,000,000 shares of common stock may be granted. At June 24, 1994, 122,192 shares are reserved under this plan for granting of future options. Stock options are granted to purchase stock at fair market value as of the date the option is granted. Each option is exercisable in full in one to three years from the date of grant and the options expire no later than ten years from the date of grant. In addition, the plan permits the holder of a stock option to make payment for optioned shares by surrendering shares of the Company's common stock valued at their fair market value on the date of surrender. The Company had an incentive stock option and stock appreciation rights plan under which key employees could be granted stock options or stock options and stock appreciation rights for up to 900,000 shares of common stock. This plan (the "1980 Plan") expired in 1990, although outstanding options are still exercisable.

        There were no outstanding stock appreciation rights under either of the plans during 1994, 1993 or 1992. A summary of stock option activity under the plans and other arrangements during 1994, 1993, and 1992 is as follows:

                                                            1994                1993                  1992
- ----------------------------------------------------------------------------------------------------------
Number of shares:
Subject to option at beginning of year                   918,214             641,843              572,273
Granted during the year                                  512,073             312,441              147,217
Exercised at $14.50 to $19.75 per share                 (162,836)            (11,657)             (52,790)
Expired                                                 (126,708)            (24,413)             (24,857)
- ----------------------------------------------------------------------------------------------------------
Subject to option at end of year                       1,140,743             918,214              641,843
==========================================================================================================
Grant price per share                             $15.88 - 16.25              $14.75               $19.75
==========================================================================================================
Options outstanding at end of year:
Aggregate option price                               $19,526,000         $16,414,000          $12,417,000
Expiration dates                                    1994 to 2003        1993 to 2002         1992 to 2001
Shares as to which options are exercisable               691,443             592,560              490,186
Price range of outstanding options                $14.50 - 25.25      $14.50 - 25.25       $12.25 - 25.25


6. PROFIT-SHARING PLANS   The Company and its subsidiaries have profit-sharing
plans for substantially all of their employees who have completed one year of service. Distributions are based on net income and payments are made five times a year and for 1994, 1993, and 1992, distributions under the plans (which were charged to general and administrative expense) aggregated $3,133,000, $2,891,000, and $3,296,000, respectively.

        The Company also has a deferred profit-sharing and employee stock ownership plan covering substantially all domestic employees who have completed one year of service. At June 24, 1994, 293,707 shares are reserved for issuance under this plan. Contributions to the plan are made by way of participant salary deferrals and Company contributions of shares of common stock equal to one-half of participant deferrals subject to a maximum of 3% of eligible pay. The Company's contributions (generally from treasury shares) totaled 41,427 shares in 1994, 27,943 shares in 1993, and 26,267 shares in 1992 with a fair market value of approximately $650,000, $450,000, and $469,000, respectively (which was charged to general and administrative expense).

7. PENSION PLANS   The Company has a defined-benefit, trusteed pension plan
which provides retirement benefits for substantially all of its domestic employees. Benefits under the plan are primarily based on e employee's compensation during the five years before retirement and the number of years of service. The Company funds current pension cost up to the maximum deductible amount allowed by the Internal Revenue Code.

        The components of net pension cost for 1994, 1993, and 1992 are as follows:

                                                                  1994                 1993                1992
- -----------------------------------------------------------------------------------------------------------------
Service cost-benefits earned
    during the period                                     $  1,431,000          $ 1,241,000         $ 1,204,000
Interest cost on projected
    benefit obligation                                       1,694,000            1,521,000           1,335,000
Actual return on plan assets                                  (188,000)          (2,728,000)         (2,594,000)
Net amortization and deferral                               (2,534,000)             266,000             358,000
- -----------------------------------------------------------------------------------------------------------------
Net pension cost                                          $    403,000          $   300,000         $   303,000
=================================================================================================================


The following table sets forth the plan's funded status and obligations as of June 24, 1994 and June 25, 1993:

                                                                                       1994                1993
- -----------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
    Accumulated benefit obligation, including vested benefits
    of $14,649,000 in 1994 and $13,309,000 in 1993                             $ 15,399,000        $ 13,601,000
=================================================================================================================
Projected benefit obligation                                                   $(23,643,000)       $(20,642,000)
Plan assets at fair value, primarily stocks and bonds                            24,193,000          24,517,000
- -----------------------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                               550,000           3,875,000
Add prior service cost                                                            2,508,000           2,665,000
Less:
Unamortized net asset at July 1, 1985
  being recognized over sixteen years                                             1,903,000           2,166,000
Unrecognized net gain                                                             4,480,000           7,296,000
- -----------------------------------------------------------------------------------------------------------------
Net pension liability (included in accrued
  employee benefit expense)                                                    $ (3,325,000)       $ (2,922,000)
=================================================================================================================

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES


        Assumptions used in the accounting as of June 24, 1994 and June 25, 1993 were:

                                                          1994           1993
- ------------------------------------------------------------------------------
Discount rate                                              8.3%           8.3%
Rate of increase in compensation levels                    5.5            5.5
Expected long-term rate of return on assets                9.0            9.0


        The Company's Canadian subsidiary has a similar plan for its employees. The amounts are not significant.

        In addition, during fiscal 1993 the Company established a supplemental executive retirement plan which is currently unfunded. Executive employees are eligible to become members of the plan upon designation by the Board of Directors. Benefits under the plan are based on the employees' annual earnings and years of service. Provision for this benefit is charged to operations over the employees' term of employment. The amounts are not significant.

8. Postretirement Benefits Other Than Pensions   Statement of Financial
Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS No. 106") was implemented in 1992. The first quarter of 1992 was restated to reflect the immediate recognition of the transition amount of $717,000 or $466,000 net of income taxes ($.03 per share). The accumulated postretirement benefit obligation ("APBO") is $709,000 and $657,000 at June 24, 1994 and June 25, 1993, respectively. This statement requires the accrual of postretirement benefits other than pensions (such as health care benefits) during the years an employee provides services. The Company sponsors a defined benefit postretirement plan that provides health and dental care benefits for retired Corporate Officers. The plan is contributory and retirees' contributions are adjusted annually. The plan is not funded. The net postretirement liability is included in accrued employee benefit expense.

        The following table sets forth the plan's funded status and obligations as of June 24, 1994 and June 25, 1993:

                                                                                          1994          1993
- -------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                                                         $ 372,000     $ 367,000
    Eligible active plan participants                                                   59,000        54,000
    Other active plan participants                                                     278,000       236,000
- -------------------------------------------------------------------------------------------------------------
                                                                                       709,000       657,000
Plan assets at fair value                                                                    0             0
- -------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess of plan assets                 709,000       657,000
- -------------------------------------------------------------------------------------------------------------
Unrecognized net gain                                                                  174,000       188,000
- -------------------------------------------------------------------------------------------------------------
Net postretirement liability (included in accrued employee benefit expense)          $ 883,000     $ 845,000
=============================================================================================================
The components of postretirement benefits cost for 1994 and 1993 are as follows:
Service cost                                                                         $  23,000     $  23,000
Interest on accumulated postretirement benefit obligation                               53,000        56,000
Amortization of gain                                                                   (14,000)       (9,000)
- -------------------------------------------------------------------------------------------------------------
Net periodic postretirement cost                                                     $  62,000     $  70,000
=============================================================================================================


        For measurement purposes, a 13% annual rate of increase in the cost of providing medical benefits was assumed in 1994, reducing by 1% per year to a trend rate of 6% for fiscal 2001.

        The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.3% and 8.5% in 1994 and 1993, respectively.

        The health care cost trend has a significant effect on the amounts reported. An increase of 1% in the rate of increase would have had an effect of increasing the APBO by $113,000 and the net periodic postretirement cost by $12,000.

9. Restructuring Charge   During the first quarter of fiscal 1994, the Company
recorded a $6,000,000 pretax charge related to a restructuring program. The objectives of this program were to increase the Company's competitiveness, permit investments in new business development, and to strengthen margins. The restructuring program included the realignment of the Company's marketing and manufacturing organizations. The restructuring charge consisted of approximately $4,700,000 of anticipated cash payments related to employee termination and other postemployment benefits in conjunction with staff reductions throughout the Company totaling 5% of the 2,200 employee work force. In addition, approximately $700,000 was related to the noncash write-down of operating assets, and approximately $600,000 was related to the anticipated cash outflows for facility closing and relocation costs associated with the closing of two small administrative facilities. In the fourth quarter of fiscal 1994, the Company reviewed the status of the restructuring plan and concluded that certain operating assets that were planned for disposal would be retained by the Company. Based upon this review, the restructuring charge was reduced by the $550,000 that was originally allocated for the estimated noncash charges associated with these assets. Approximately $3,563,000 of the total anticipated cash outflows were made as of June 24, 1994 with substantially all of the remaining $1,737,000 of cash outflows to be made over the next two quarters.

10. Income Taxes   The components of income before income taxes were as follows:

                                                1994             1993             1992
- ---------------------------------------------------------------------------------------
United States                            $25,238,000      $20,815,000      $20,902,000
Canadian                                   2,361,000        3,275,000        3,960,000
- ---------------------------------------------------------------------------------------
Total                                    $27,599,000      $24,090,000      $24,862,000
=======================================================================================

Provisions for income taxes under SFAS No. 109 in 1994 and SFAS No. 96 in 1993 and 1992 consist of:
Currently payable:

    Federal                              $ 9,837,000      $ 6,706,000      $ 6,645,000
    State                                  3,145,000        2,400,000          816,000
    Canadian                                 978,000        1,320,000        1,686,000
- ---------------------------------------------------------------------------------------
Total                                     13,960,000       10,426,000        9,147,000
Deferred                                  (1,924,000)        (553,000)        (222,000)
- ---------------------------------------------------------------------------------------
Total                                    $12,036,000      $ 9,873,000      $  8,925,000
=======================================================================================

        Cumulative earnings of the Company's Canadian subsidiary are subject to withholding taxes of approximately $1,752,000 in the event such earnings are distributed to the United States. No tax provision has been made as the Company's intent is to reinvest all earnings.

        The tax effects of significant items comprising the Company's net deferred tax asset (liability) as of June 24, 1994 are as follows:

                                          Current             Noncurrent
- ---------------------------------------------------------------------------
Deferred tax assets:
   Accrued expenses                    $  824,000
   Accrued vacation                       642,000
   Allowance for doubtful accounts      1,120,000
   Pension plans                        1,486,000
   Other                                1,388,000            $   100,000
- ---------------------------------------------------------------------------
Deferred tax liabilities:
   Depreciation                                               (1,603,000)
   Other                                                        (191,000)
- ---------------------------------------------------------------------------
Net deferred tax asset (liability)     $5,460,000            $(1,694,000)
===========================================================================

        During the first quarter of 1994, Federal tax legislation was enacted in which the principal provision was to increase the overall tax rate. This had no material effect on the Company's annual results.

        A reconciliation of the provisions for income taxes to the U. S. Federal income tax statutory rates follows:

                                                    1994       1993       1992
- ------------------------------------------------------------------------------
Statutory tax rate                                  35.0%      34.0%      34.0%
State income taxes (less federal tax benefits)       6.4        6.2        6.0
State tax refund                                                          (4.0)
Other -- net                                         2.2         .8       (0.1)
- ------------------------------------------------------------------------------
Effective tax rate                                  43.6%      41.0%      35.9%
==============================================================================

11. FINANCIAL INFORMATION BY GEOGRAPHIC AREA    The Company markets its products
directly to small businesses and professional offices in the United States, Canada and the United Kingdom. Income from operations reflects all identifiable operating expenses. Investment income, interest expense and income taxes are excluded from geographic area operating data. Sales or transfers between geographic areas were not material. General corporate expenses are included under the Company's domestic operations.


(In Thousands)
1994                            DOMESTIC        INTERNATIONAL           CONSOLIDATED
- ------------------------------------------------------------------------------------
Net sales                       $230,543              $20,710               $251,253
Income from operations            24,795                1,550                 26,345
Identifiable assets              108,998               22,693                131,691

1993
- ------------------------------------------------------------------------------------
Net sales                       $215,184              $21,960               $237,144
Income from operations            20,561                2,240                 22,801
Identifiable assets               98,814               21,810                120,624

1992
- ------------------------------------------------------------------------------------
Net sales                       $209,654              $22,781               $232,435
Income from operations            20,657                2,058                 22,715
Identifiable assets               98,118               22,938                121,056

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
  The following financial information is in thousands of dollars except per share amounts.

                                       FIRST       SECOND        THIRD       FOURTH       TOTAL
1994                                 QUARTER      QUARTER      QUARTER      QUARTER        YEAR
- -----------------------------------------------------------------------------------------------
Net sales                            $59,820      $65,550      $63,424      $62,459    $251,253
Gross profit                          36,769       42,685       40,112       39,521     159,087
Income before income taxes             1,305        8,891        8,609        8,794      27,599
Net income                               762        4,967        4,919        4,915      15,563
Earnings per share                   $   .05      $   .32      $   .32      $   .32    $   1.01
===============================================================================================
Dividends per share                  $   .20      $   .20      $   .20      $   .20    $    .80
===============================================================================================

1993
- -----------------------------------------------------------------------------------------------
Net sales                            $57,322      $60,284      $59,377      $60,161    $237,144
Gross profit                          35,599       36,924       36,270       37,981     146,774
Income before income taxes             5,293        5,546        5,860        7,391      24,090
Net income                             3,206        3,332        3,362        4,317      14,217
Earnings per share                   $   .21      $   .22      $   .22      $   .28    $    .93
===============================================================================================
Dividends per share                  $   .20      $   .20      $   .20      $   .20    $    .80
===============================================================================================

13. SUBSEQUENT EVENT   On July 8, 1994, the Company acquired a 19 percent
equity interest in GST Software, plc (GST) for $1,800,000 together with an option to acquire the balance of GST shares. GST is a privately held company based in the United Kingdom which develops and markets desktop publishing graphic design software which the Company will market under an exclusive distribution agreement in North America.

                      MANAGEMENT DISCUSSION AND ANALYSIS
              NEW ENGLAND BUSINESS SERVICE, INC. AND SUBSIDIARIES

LIQUIDITY AND CAPITAL RESOURCES    Cash provided by operating activities was
$29.7 million in 1994 representing an 18.8% increase from the $25.0 million provided in 1993. This increase was due to higher operating earnings in 1994 as well as the effects of depreciation, amortization and the unexpended restructuring reserve. In 1993, cash from operations decreased $3.5 million from 1992 due to lower operating earnings in 1993 and changes in the balances of current assets and liabilities.

        Working capital at June 24, 1994 amounted to $55.2 million including $41.0 million of cash and short-term investments. This compares to $43.7 million of working capital and cash and short-term investment balances of $28.1 million at the end of fiscal 1993. The increase in working capital was due primarily to increases in cash and short-term investments as the 1993 balances were effected by the acquisition of the One-Write Plus product line. The increases in deferred income tax benefit and accounts receivable were offset somewhat by increases in accrued expenses compared to the prior year.

        Capital expenditures of $6.1 million in 1994 were slightly below the $6.5 million in 1993 and well below the $9.7 million in 1992. At year end, the Company was committed for approximately $1.5 million for expansion and improvement of the telemarketing and customer service areas.

        On July 8, 1994, the Company acquired a 19 percent equity interest in GST Software, plc for $1.8 million together with an option to acquire the balance of GST shares.

        In addition to its present cash and investment balances, the Company has consistently generated sufficient cash internally to fund its needs for working capital, dividends and capital expenditures. However, should the Company need additional funds, it has an unsecured line of credit with a major bank for $10 million. At present, there are no outstanding balances against this line.


RESULTS OF OPERATIONS

1994 VERSUS 1993    Net sales increased 6.0% from $237.1 million in 1993 to
$251.3 million in 1994. This sales increase was composed of price increases of approximately 1.8% or $4.3 million and unit volume growth of 4.2% or $9.9 million. The computer forms, OWP software, marketing products and custom forms product lines contributed to the growth.

        Cost of sales decreased from 38.1% of sales in 1993 to 36.7% in 1994. This decrease was the result of product mix changes, price increases in several units with stable material costs, improved productivity and effective cost management within the Company's production facilities.

        Selling and advertising expenses decreased from 29.9% of sales in 1993 to 26.9% in 1994. This decrease reflected a restructuring program implemented in the first quarter of 1994 and more effective marketing and advertising programs.

        General and administrative costs increased from 22.4% of sales in 1993 to 23.7% in 1994. This increase was due primarily to costs associated with servicing the Company's expanded software product line.

        During the first quarter of fiscal 1994, the Company recorded a $6.0 million pretax charge related to a restructuring program. The objectives of this program were to increase the Company's competitiveness, permit investments in new business development and to strengthen margins. The restructuring program included the realignment of the Company's marketing and manufacturing organizations. The restructuring charge consisted of approximately $4.7 million of anticipated cash payments related to employee termination and other postemployment benefits in conjunction with staff reductions throughout the Company totaling 5% of the 2,200 employee work force. In addition, approximately $.7 million was related to the noncash write-down of operating assets and approximately $.6 million was related to the anticipated cash outflows for facility closing and relocation costs associated with the closing of two small administrative facilities. In the fourth quarter of fiscal 1994, the Company reviewed the status of the restructuring plan and concluded that certain operating assets that were planned for disposal would be retained by the Company. Based upon this review, the restructuring charge was reduced by the $.55 million originally allocated for the estimated noncash charges associated with these assets. Approximately $3.6 million of the total anticipated cash outflows were made as of June 24, 1994 with substantially all of the remaining $1.7 million of cash outflows to be made over the next two quarters. Substantially all of the expected savings are associated with reduced staffing levels throughout the Company and on an annual basis will approximately cover the restructuring charge.

        The provision for income taxes as a percentage of pre-tax income increased from 1993 due to a smaller proportion of tax exempt income resulting from lower interest rates and changes in Federal tax laws creating a higher corporate tax rate and less favorable treatment of certain foreign source income.

        In 1994, the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" was not significant to the financial statements. The adoption did result in certain reclassifications of deferred tax assets and liabilities.


1993 VERSUS 1992     Net sales increased 2.0% from $232.4 million in 1992 to
$237.1 million in 1993. This sales increase was composed of price increases of approximately 1.8% or $4.4 million and unit volume growth of .2% or $.3 million. Growth in the computer forms, software, dealer, UK, and custom forms business units was somewhat offset by a modest sales decline in the manual business forms unit.

        Cost of sales increased from 37.5% of sales in 1992 to 38.1% in 1993. This increase was the result of product mix changes, increased start up costs associated with changes in production processes for certain products and lower than expected incoming order volume.

        Selling and advertising expenses decreased from 30.7% of sales in 1992 to 29.9% in 1993. This decrease reflected the refinement of marketing programs, mostly in the latter half of the year, which resulted in a 10% reduction in selling and advertising costs during that period.

        General and administrative costs as a percent of sales remained approximately the same as the prior year.

        Investment income decreased due to lower interest rates and lower investable balances. The lower balances were caused by 1992 treasury share purchases, the 1992 payoff of the remaining balance of the industrial revenue financing for the Flagstaff, Arizona manufacturing facility and the January, 1993 acquisition of One-Write Plus. In addition, investment income in 1992 reflected the interest received on a state tax refund which had the effect of increasing net income by $.3 million or $.02 per share.

        The provision for income taxes as a percent of pre-tax income increased from 1992 due to the impact of the refund in 1992 of state taxes from the fiscal years 1988 through 1990 which had the effect of increasing net income by $1.0 million or $.06 per share. Without this refund, the tax rate would have been approximately the same for both periods.

        In 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" which requires the accrual method of accounting for certain postretirement benefits. The cumulative effect of adopting Statement 106 was $.7 million ($.47 million after tax). The quarterly results for the first quarter of 1992 were restated to reflect this adoption.

OTHER   SFAS No. 107, "Disclosures about Fair Value of Financial Instruments"
was issued in December, 1991 and must be adopted no later than fiscal 1996. SFAS No. 112, "Employers' Accounting for Postemployment Benefits" was issued in November, 1992 and must be adopted no later than fiscal 1995. SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" was issued in May, 1993 and must be adopted no later than fiscal 1995. The Company plans to adopt these Statements within the required period and does not expect any of them will have a material effect on its financial position or results of operations.


COMMON STOCK   The Company's Common Stock is traded in the over-the-counter market and quoted on the NASDAQ National Market System. High and low bid prices of the Company's Common Stock for each quarter by NASDAQ were as follows:


- --------------------------------------------------------------------------------
FISCAL 1994        HIGH       LOW           FISCAL 1993        HIGH       LOW
- --------------------------------------------------------------------------------
1st Quarter        17 1/4     15 1/2        1st Quarter        16 1/4     14 1/2
2nd Quarter        19 3/4     14 3/4        2nd Quarter        19 3/4     14 1/2
3rd Quarter        21 3/4     18 1/4        3rd Quarter        19 3/4     15 1/4
4th Quarter        21 3/4     17 3/4        4th Quarter        18 1/2     15 1/2



                             AUDITORS' REPORT

To the Board of Directors and Stockholders of New England Business Service, Inc.:

        We have audited the accompanying consolidated balance sheets of New England Business Service, Inc. and its subsidiaries as of June 24, 1994 and June 25, 1993, and the related statements of consolidated income, consolidated stockholders' equity, and consolidated cash flows for each of the three years in the period ended June 24, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies at June 24, 1994 and June 25, 1993 and the results of their operations and their cash flows for each of the three years in the period ended June 24, 1994 in conformity with generally accepted accounting principles.

        As discussed in Note 8 to the consolidated financial statements, in 1992 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106.

        As discussed in Note 1 to the consolidated financial statements, effective June 26, 1993, the Company changed its method of accounting for income taxes to conform to Statement of Financial Accounting Standards No. 109.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 22, 1994

CORPORATE OFFICERS



[PICTURE OF RICHARD H. RHOADS APPEARS HERE]

Richard H. Rhoads



[PICTURE OF SALLY C. DAVIS, CHRISTOPHER H. CORBETT, AND RUSSELL V. CORSINI, JR. APPEARS HERE]

Sally C. Davis, Christopher H. Corbett,
Russell V. Corsini, Jr.




[PICTURE OF WILLIAM C. LOWE APPEARS HERE]

William C. Lowe




[PICTURE OF THOMAS W. FREEZE, ROBERT S. BROWN, JR., TIMOTHY D. ALTHOF, AND EDWARD M. BOLESKY APPEARS HERE]

Thomas W. Freeze, Robert S. Brown, Jr.,
Timothy D. Althof,  Edward M. Bolesky

Not Pictured: John F. Fairbanks

BOARD OF DIRECTORS

Richard H. Rhoads
Chairman of the Board

Peter A. Brooke
Chairman and
Chief Executive Officer of
Advent International Corporation
(an international venture
capital management firm)

Benjamin H. Lacy
Assistant Secretary; Of Counsel,
Hill & Barlow,
a Professional Corporation

William C. Lowe
President,
Chief Executive Officer

Robert J. Murray
Executive Vice President,
North Atlantic Group,
The Gillette Company

Frank L. Randall, Jr.
Vice Chairman (retired),
North American Phillips Corp.

Jay R. Rhoads, Jr.
Chairman of the Board
(retired), NEBS

Robert Ripp
Corporate Vice President - Finance,
AMP Incorporated

BOARD COMMITTEES

Executive Committee
Benjamin H. Lacy
William C. Lowe
Richard H. Rhoads

Audit Committee
Peter A. Brooke
Benjamin H. Lacy
Robert J. Murray

Nominating Committee
Frank L. Randall, Jr.
Jay R. Rhoads, Jr.
Robert Ripp

Organization and
Compensation Committee
Peter A. Brooke
Benjamin H. Lacy
Robert J. Murray

Stock Option Committee
Peter A. Brooke
Benjamin H. Lacy
Robert J. Murray

NEBS Foundation Directors
Peter A. Brooke
Benjamin H. Lacy
Jay R. Rhoads, Jr.


CORPORATE OFFICERS

Richard H. Rhoads
Chairman of the Board

William C. Lowe
President,
Chief Executive Officer

Timothy D. Althof
Vice President, Corporate Controller

Edward M. Bolesky
Vice President -
General Manager, Operations

Robert S. Brown, Jr.
Vice President -
General Manager, Subsidiaries

Christopher H. Corbett
Vice President, Information Systems

Russell V. Corsini, Jr.
Vice President, Chief Financial Officer

Sally C. Davis
Vice President - Manual Business Forms

John F. Fairbanks
Treasurer and Secretary

Thomas W. Freeze
Vice President - Finance and Administration, Image Products

SUBSIDIARY CHIEF EXECUTIVES

NEBS Business Forms, Ltd.
Robert T. Richardson

NEBS Business Stationery
David G. Booth

SYCOM, Inc.
Robert A. Lay


CORPORATE OFFICE

NEBS
500 Main Street
Groton, MA 01471
Telephone: 508-448-6111

ANNUAL MEETING

The annual meeting of
stockholders will be held
on Friday, October 28, 1994
at 10:00 am. at the Company's
offices in Groton, Massachusetts.

FORM 1O-K AVAILABLE

A copy of the annual report filed
with the Securities and Exchange
Commission on Form 10-K is available
to shareholders, without charge,
upon written request to:
John F. Fairbanks,
Treasurer and Secretary,
NEBS, 500 Main Street
Groton, MA 01471

LEGAL COUNSEL

Hill & Barlow,
a Professional Corporation,
One International Place
Boston, Massachusetts

AUDITORS

Deloitte & Touche LLP
125 Summer Street
Boston, Massachusetts

TRANSFER AGENT AND REGISTRAR

The First National
Bank of Boston
Boston, Massachusetts

                          [LOGO OF NEBS APPEARS HERE]


New England Business Service, Inc. 500 Main Street   Groton, Massachusetts 01471


                                                     Printed on Recycled Paper
                     [RECYCLING LOGO APPEARS HERE]   40% Pre-Consumer Content
                                                     10% Post-Consumer Content

                            GRAPHICS APPENDIX LIST
                            ----------------------

Page Where
Graphic Appears                 Description of Graphic
- ---------------                 ----------------------

Outside Front Cover             Graphic of NEBS logo and photograph of NEBS
                                Customers: Jane and Gene Behrens

Inside Front Cover              Graphic of various NEBS product catalogs

Page 1                          Portrait photograph of NEBS Customers: Jane and
                                Gene Behrens

Page 3 Photographs of Richard H. Rhoads, Chairman and William C. Lowe President, Chief Executive Officer

Page 4                          Graphic of various items of NEBS product line

Page 5                          Photograph of NEBS Customer: Dan Wolfe

Page 6                          Graphic of various items of NEBS product line

Page 7                          Photograph of NEBS Customers: Richard and Wilma
                                Hinderleiter

Page 8                          Graphic of various items of NEBS product line

Page 9                          Photograph of NEBS Customer: Karen Lautzenheiser

Page 10                         Graphic of various items of NEBS product line

Page 11                         Photograph of NEBS Customers: James and Jenna
                                Auxier

Page 12                         Graphic of various items of NEBS product line

Page 13                         Photograph of NEBS Customer: Elaine Warner

Page 28                         Photograph of NEBS Corporate Officers: Richard
                                H. Rhoads, William C. Lowe, Sally C. Davis,
                                Christopher H. Corbett, Russell V. Corsini, Jr., Thomas W. Freeze, Robert S. Brown, Jr., Timothy
                                D. Althof, Edward M. Bolesky

Outside Back Cover              Graphic of NEBS logo